Exhibit 10.1

PURCHASE AGREEMENT

by and among

SHUFFLE MASTER, INC.,

on the one hand

and

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

and

PROGRESSIVE GAMES INC.,

on the other hand

Dated as of September 26, 2007

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4.26	Insolvency	34
4.27	Affiliated Transactions	34
4.28	Disclosure	34
4.29	Projections	34
4.30	Labor	34
4.31	Game Replacement	34
4.32	Exploitation	34
4.33	Full Disclosure	35
4.34	September 2007 Billings	35
4.35	TCS	35
4.36	Knowledge	35
4.37	Allocation of Risks	35

ARTICLE V COVENANTS OF SELLER		35
5.1	Conduct of Seller’s Table Games Business Pending the Closing	35
5.2	Negative Covenants of the Seller	36

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		38
6.1	Corporate Organization and Power	38
6.2	Authorization	38
6.3	Governmental Authorities and Consents	38
6.4	Brokerage	38
6.5	Litigation	38

ARTICLE VII ADDITIONAL AGREEMENTS		38
7.1	Survival of Representations and Warranties	38
7.2	General Indemnification	39
7.3	Press Release and Announcements	42
7.4	Expenses	42
7.5	Further Transfers; Transition Assistance	42
7.6	Confidentiality	43
7.7	Sales and Transfer Taxes	43
7.8	Confidentiality Agreements	43
7.9	Covenant Not to Compete, Solicit or Hire	43
7.10	Property Expense Apportionment	46
7.11	[INTENTIONALLY OMITTED]	46
7.12	Regulatory	46
7.13	Gaming Products Approval	47
7.14	Errors in Listing of Purchased Assets	47
7.15	License Back	47
7.16	Newly Acquired Table Games Intellectual Property	47
7.17	Conflicts	47
7.18	Service Transition Period	48
7.19	Prior Patent Licenses	48
7.20	Prior License Agreement	48

ARTICLE VIII MISCELLANEOUS		48
8.1	Amendment and Waiver	48

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8.2	Notices	48
8.3	Assignment	49
8.4	Severability	50
8.5	Interpretation	50
8.6	Entire Agreement	50
8.7	Counterparts	50
8.8	Governing Law	50
8.9	No Strict Construction	51
8.10	Specific Performance	51
8.11	No Third-Party Beneficiaries	51
8.12	No Relationship	51
8.13	Bulk Transfer Laws	51
8.14	Schedules	51
8.15	Bankruptcy Code Section 365(n)	52
8.16	Submission to Jurisdiction	52
8.17	Prior Agreements	52

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2007 (the “Execution Date”), by and among (i) Progressive Gaming International Corporation (“PGIC”), a Nevada Corporation, and Progressive Games, Inc. (“PGI”), a Delaware Corporation, and each of its and their Affiliates and Subsidiaries (all of the foregoing, jointly and severally, “Seller”), and (iii) Shuffle Master, Inc. (“SMI”), a Minnesota Corporation, and each of its Affiliates and Subsidiaries (all of the foregoing, jointly and severally, “Buyer”).

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase and/or, as applicable, license from Seller, and Seller desires to sell and/or license to Buyer, assets (as set forth herein and on the attached Schedules) used in or a part of Seller’s Table Games Business (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Party means any current or future Person controlling, controlled by or under common control with such Party. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 50% or more of the voting capital stock, assets or other ownership interests, directly or indirectly, of any other Person.

“Applicable Rate” means interest at a rate per annum equal to the prime rate of interest announced from time to time in The Wall Street Journal plus one percent (1%), calculated on the basis of the actual number of days elapsed over 365.

“Aquarius and Game Manager” means the systems, hardware, and components, and underlying Intellectual Property, identified or known as ‘Aquarius’ and ‘Game Manager’.

“Bankruptcy Code” means 11 U.S.C. § 101 et seq.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services and/or research and development of Seller’s Table Games Business and/or its suppliers, distributors, customers, independent contractors and/or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, source code and methods of operation relating to the Table Games Business, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); provided, however, that Confidential Information shall not include except to the extent that such information (a) is in the public domain as of the date hereof, (b) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Party or by any of said Party’s representatives; (c) any information that was in Buyer’s possession prior to the time it was first made available to said Party or any of said Party’s representatives by or on behalf of said Party or any of said Party’s representatives; (d) any information that becomes available to a Party on a non confidential basis from a source other than the other Party or any of the other Party’s representatives.

“Environmental and Safety Requirements” means, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with Seller, is treated as a single employer under Section 414 of the Code.

“Effective Date” means October 1, 2007

“Equipment” means all machinery, equipment (including all testing equipment), and related software, as listed in the Equipment and Fixed Assets Schedule.

“GAAP” means Unites States generally accepted accounting principles, as in effect from time to time, consistently applied in accord with Seller’s or Buyer’s (as applicable) policies and procedures.

“Gaming Permits” means gaming, regulatory body, certifying agency, governmental, or regulatory licenses or approvals, or similar rights or documents applicable to Seller.

“Gaming Product Approvals” means any documentation related either solely to the Purchased Table Games or to both Purchased Table Games and the Excluded Assets issued by a gaming regulatory body and/or other approving/testing gaming laboratory (e.g. Gaming Laboratory International, a/k/a GLI) indicating and/or certifying that a particular item (gaming device, associated equipment, Table Game, etc) that has been submitted to such entity for proper approval is either approved or rejected for use in a particular gaming jurisdiction.

“IM” means the Information Memorandum copy R-98 dated March 2007 and the Preliminary Due Diligence Book, dated April 2007, both of which were provided to Buyer in connection with the marketing of Seller’s “Table Games Division.”

“Indebtedness” means the following, whether known or unknown, fixed or unfixed, contingent or accrued: (i) any debts, liabilities or obligations for borrowed money or otherwise, (ii) any debts, liabilities or obligations evidenced by any note, bond, debenture or other debt security, (iii) any liabilities or obligations with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise (including without limitation trade payables and other current liabilities), (iv) any commitment by which Seller assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any debts, liabilities or obligations guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any debts, liabilities or obligations under capitalized leases with respect to which Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations Seller assures a creditor against loss, (vii) any debts, liabilities or obligations secured by a lien (other than Permitted Liens) on Seller’s assets (viii) any amounts owed by Seller to any Person under any non-competition, consulting or deferred compensation arrangements, and (ix) all other debts, liabilities or obligations of any kind or nature.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, if any, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions; and (vi) computer software (including but not limited to source code, executable code, data, databases and documentation).

“Inventory” means all finished goods inventories, packaging materials and other inventories (including inventories covered by purchase orders), wherever located, including lease and consignment inventory and inventory on order for or in transit to or from the Seller, and all production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind used in or part of Seller’s Table Games Business.

“Law” means any federal, state, provincial, administrative, tribunal, local or foreign law, statute, code, ordinance, rule, regulation or restriction, including without limitation gaming laws and regulations and RoHS.

“Legal Gaming Venues” means all casinos, gaming operators or other places where gaming wagering is legal and properly licensed by Law.

“Licensed Patents” means the same as the term is defined in the Progressive License. The Licensed Patents are listed on the Table Games Intellectual Property Schedule.

“Lien” means any transfer restriction, mortgage, security interest, deed of trust, option, right of first refusal, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance,

easement, lien (statutory or other), security interest and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loss” means any loss, liability, demand, claim, obligation, action, cause of action, cost, damage, diminution in value, lost profits, deficiency, Tax, penalty, fine or expense, including without limitation, interest, penalties, lost profits, reasonable attorneys’ fees (provided any attorneys’ fees incurred pursuant or related to this Agreement shall be presumed reasonable and any Party objecting to such attorneys’ fees shall be required to show, by clear and convincing evidence, that such fees were, under all circumstances, unreasonable) and reasonable expenses and all amounts paid in investigation, defense or settlement, (such as expert witness fees) of any of the foregoing and the enforcement of any rights hereunder) (provided any such expenses and amounts shall be presumed reasonable and any Party objecting thereto shall be required to show, by clear and convincing evidence, that such expenses and amounts were, under all circumstances, unreasonable), and whether known or unknown, fixed or unfixed, contingent or accrued, but excluding only unforeseeable, speculative, exemplary and punitive damages; provided, however, that for purposes of computing the amount of Loss incurred, paid or accrued by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements that are actually received by such Person or any of such Person’s Affiliates in connection with such Loss or the circumstances giving rise thereto.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude.

“Parties” means Seller and Buyer.

“Patent” means the same as the term is defined in the Progressive License.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Progressive License” means the Amended and Restated License Agreement by and between Buyer and Seller executed concurrently herewith.

“Purchased Assets” means the items listed in Section 2.1(a)(i)-(xv).

“Purchased Table Games” means the Table Games, as listed on the Purchased Table Games Schedule (and including substantially identical reproductions), but Purchased Table Games shall not mean or include any Purchased Table Games sold by Seller prior to the Closing Date (the “Sold Purchased Table Games”).

“Purchased Table Games Intellectual Property” means all Intellectual Property purchased by Buyer hereunder. The Purchased Table Game Intellectual Property is listed on the Table Games Intellectual Property Schedule. The Purchased Table Games Intellectual Property are part of the Purchased Assets.

“Purchased Table Games Net Revenue” means Buyer’s: i) lease or license recurring revenues, for any specified accounting period, attributable to the lease or license of Purchased Table Games to Legal Gaming Venues; and ii) service recurring revenues, for any specified accounting period, attributable to any Sold Purchased Table Games whose contract is an Assumed Contract, and, in either case, received from Legal Gaming Venues and determined in accordance with GAAP, less (a) any Taxes paid by Buyer, charged against Buyer, or required to be withheld from or by Buyer on account of the placement of a Purchased Table Game; and (b) any actual royalties, any actual license fees, and any fees, commissions or other amounts (up to a total of 10% of the annual Purchased Table Games Net Revenue), paid to an distributor or agent of Seller’s existing as of the Closing Date, which amounts are based upon the lease or license of a Purchased Table Game; however, Purchased Table Games Net Revenues shall not mean or include any Purchased Table Games Service Revenue.

“Purchased Table Games Sales Revenue” means Buyer’s sale revenues, for any specified accounting period, attributable to the sale of Purchased Table Games to and received from Legal Gaming Venues and determined in accordance with GAAP, less: (a) any taxes paid by Buyer, charged against Buyer, or required to be withheld from or by Buyer on account of the sale of a Purchased Table Game; and (b) any actual royalties, any actual license fees, and any fees, commissions or other amounts (up to a total of 10% of the annual Purchased Table Games Sales Revenues) paid to a distributor or agent of Seller’s existing as of the Closing Date, which amounts are based upon the sale of a Purchased Table Game; but Purchased Table Games Sales Revenues shall not include any Purchased Table Games Sales Revenue derived or received from or attributable to a Purchased Table Game which, as of the Closing Date, is subject to any option to purchase (a “Pre-Existing Option”); however, Purchased Table Games Sales Revenues shall not mean or include any Purchased Table Games Service Revenue.

“Purchased Table Games Service Revenue” means Buyer’s service recurring revenues, for any specified accounting period, attributable to the servicing of either: i) any Purchased Table Games licensed or leased to a Legal Gaming Venue, and ii) any Purchased Table Games sold to a Legal Gaming Venue (other than as a result of a Pre-Existing Option), but, in all cases, except for any service recurring revenues already included in Purchased Table Games Net Revenues), and, in each case, determined in accordance with GAAP.

“Real Property” means any interest in real property owned or leased by Seller.

“Related Agreements” means: i) the Progressive License; ii) the Technology License; and (iii) other assignments, instruments, documents, and agreement contemplated under this Agreement.

“Rights” means (i) all of Seller’s economic rights including any claims, refunds, credits, causes of action, choses of action, rights of recovery and rights of set-off of any kind under any of the contracts, licenses, leases and supply, customer, third-party technology and distribution arrangements, software agreements, reseller and distribution agreements, development agreements, sales and purchase agreements and orders, confidentiality agreements, and other agreements; (ii) all prepayments and prepaid expenses (other than those related to Excluded Assets or Excluded Liabilities) and cash deposits; (iii) all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of any kind (other than those that are Excluded Assets or Excluded Liabilities); and (iv) any reversion rights in favor of Seller in or arising under any existing contracts relating to any of Seller’s Table Games Business, any Purchased Table Games, or any Table Games Intellectual Property whereby, upon termination of any of said contracts, any rights to any of the foregoing would otherwise revert to Seller, as owner or licensor (“Reversionary Rights”).

“RoHS” means Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003, on the restriction of the use of certain hazardous substances in electrical and electronic equipment , as amended, and implemented by European Union member states.

“Schedules” means the schedules (dated as of the Closing Date) delivered concurrently herewith to Buyer and prepared by and on behalf of the Seller and a part of this Agreement.

“Seller’s Field of Use” means Systems.

“Seller’s Table Games Business” means the Table Games Business as conducted by Seller since July 1, 2006, including without limitation, the Purchased Table Games, but excluding any Excluded Assets.

“Subsidiary” of a particular Party means any current or future Person which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Party or one or more of the other Subsidiaries of that Party or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Party or one or more Subsidiaries of that Party or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“System” means any computer system that, among other things, interfaces with one or more gaming devices (which broadly encompasses any device used for wagering purposes (e.g. slot machines, video poker machines, race and/or sport betting) and the equipment associated therewith (e.g. bill validators, ticket printers, credit/debit card readers, and other methods for receiving and/or paying amounts related to wagering as well as crediting and/or debting a player’s account but excluding any card shufflers) including but not limited to Table Games, including but not limited to Seller’s Casinolink® Enterprise and Casinolink® Jackpot Station™ products (and those that have historic functionality of such products as they are further developed) and Seller’s table management products that incorporate or otherwise utilize radio frequency identification technology, provided, however, that the term “System” does not include any elements that embody Table Game game play methods, rules or pay tables in such a computer system (except only to the extent necessary to make the System work with and as part of a Table Game) and provided further that the term “System” does not include the systems historically currently and commonly referred to by Seller as “Aquarius” and “Game Manager”, as same may be enhanced or further developed by Buyer, but subject to Seller’s License Back, as provided herein and as further delineated in the Technology License.

“TCS” means TCS ACES Pty, and each of its Affiliates and Subsidiaries.

“Table Game” means any table game (live or otherwise and in any format) and/or electronic methods of playing or simulating any game, as well as pay tables and methods of play (whether proprietary or in the public domain) for any game.

“Table Games Business” means: (i) the business related to the design, development, manufacture, packaging, marketing, distributing, licensing, leasing and selling of Table Games; and (ii) the development, sale, licensing, utilization and exploitation of any related Intellectual Property.

“Table Games Field of Use” means the same as the term is defined in the Progressive License.

“Table Games Intellectual Property” means any Intellectual Property that is used in or a part of Seller’s Table Games Business, consisting of the Purchased Table Games Intellectual Property, together with the Licensed Patents, but excluding any Excluded Assets.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (including general and special real estate taxes and assessments, special service area charges, tax increment financing, charges, payments in lieu of taxes and similar charges and assessments), windfall, profits, environmental, customs, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Technology License” means the Software Distribution License Agreement by and between Buyer and Seller executed concurrently herewith.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

1.2 Certain Definitions. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Term	Article/Section
Accounting Firm	2.7(d)
Acquirer	7.9(a)
Applicable Contingent Purchase Price	2.7(d)
Assumed Contracts	2.1(a)(xiv)
Assumed Liabilities	2.2(a)
Audited Financial Statement	4.4(a)
Baseline Revenue	2.7(c)
Buyer Indemnitees	7.2(a)
Buyer Indemnitee Claim	7.2(a)
Cap	7.2(e)
Cash Purchase Price	2.3(a)
Closing	2.4(a)
Closing Date	2.4(a)
Closing Balance Sheet	2.3(b)(i)
Contingent Payment Period	2.7(a)

Contingent Purchase Price Payment	2.7(c)
Contingent Purchase Price Payment Statement	2.7(d)
Equitable Manner	7.10
Excluded Assets	2.1(c)
Excluded Jurisdiction	2.7(g)
Excluded Liabilities	2.2(b)
Existing Installed Base	2.1(a)(vi)
Financial Statements	4.4
Fundamental Reps	7.1(d)
Fixed Assets	2.1(a)(iv)
Governmental Approvals	2.4(b)(iii)
IM Balance Sheet	2.3(a)
Indemnitee	7.2(d)
Indemnitor	7.2(d)
Insiders	4.12(a)(xiii)
Insolvent	3.1(g)
Inventory	2.1(a)(i)
Instruments of Conveyance	7.5
June Balance Sheet	4.4(b)
Knowledge	4.36
Latest Balance Sheet	4.17
License Back	7.15
Minimum Contingent Purchase Price Payments	2.7(b)
Notice of Objection	2.7(d)
Permitted Liens	4.10(a)
Pending Orders	4.10(j)
Prorated Amounts	7.10
Purchase Price	2.3(a)
Purchase Price Calculation	7.9(f)(iii)
Purchased Assets	2.1(a)
Restricted Persons	7.9(f)
Restrictive Covenants	7.9(f)
Royalty Rate	2.7(c)
Seller Indemnitees	7.2(b)
Seller Indemnity Claim	7.2(b)
Seller’s Non-Compete Agreement	7.9(a)
September 2007 Billings	2.3(a)
Set-Off	7.2(c)
Table Games Books and Records	2.1(a)(xii)
Third-Party Approvals	3.1(c)
Transaction	2.1
Transfer	2.7(e)
Unaudited June 2007 Financial Statements	4.4(b)

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Basic Transaction. The transactions contemplated herein and in the Related Agreements (the “Transaction”) shall generally consist of: a) Buyer’s purchase of Seller’s Table Games Business, including the Purchased Assets, except for the Licensed Patents, which, instead of being purchased, shall be licensed to Buyer pursuant to the Progressive License; and b) Buyer’s license of the Licensed Patents, pursuant to the Progressive License; all as follows:

(a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, as of the Closing Date, all of Seller’s rights in all assets, properties, rights, titles and interests of every kind and nature, used in or a part of Seller’s Table Games Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed, set forth below in subsection (i) through (xv) (collectively, the “Purchased Assets”), free and clear of all Liens as follows:

(i) all Inventory used in or a part of Seller’s Table Games Business, in each case as set forth in the Inventory Schedule;

(ii) the Purchased Table Games Intellectual Property, as listed in the Table Games Intellectual Property Schedule, used in or a part of Seller’s Table Games Business, together with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Purchased Table Games Intellectual Property;

(iii) all Rights used in or a part of Seller’s Table Games Business;

(iv) all Equipment or other fixed assets (collectively “Fixed Assets”) used in or a part of Seller’s Table Games Business, as set forth on the Equipment and Fixed Assets Schedule;

(v) each Purchased Table Game and the physical embodiment of such Purchased Table Game, including all contract, tangible and intangible Rights relating thereto, and any Reversionary Rights, in all cases, other than any System;

(vi) those Purchased Table Games leased or licensed and installed (the “Existing Installed Base”), as of the Closing Date, in a Legal Gaming Venue, the majority of which are listed on the Existing Installed Base Schedule, which includes all of Seller’s Table Games installed in the State of Washington which existed as of September 1, 2007; and all revenues derived or due therefrom, as of and after the Closing Date;

(vii) the right to receive and retain mail, and other communications to the extent relating to Seller’s Table Games Business (other than those that are Excluded Assets or Excluded Liabilities);

(viii) the right to bill and receive payment for products shipped or delivered and/or services performed in the operation of Seller’s Table Games Business but unbilled or unpaid, as of the Effective Date;

(ix) the right to bill and receive payment for any Existing Installed Base, as of the Effective Date;

(x) all lists, records and other information pertaining to accounts, and referral sources; all lists, invoices, records and other information pertaining to suppliers and customers; Seller’s Table Games Intellectual Property files, attorney correspondence, and prosecution file histories, provided, however, for same that are related to the Licensed Patents, Seller may retain originals and provide Buyer with copies; all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business, sales and marketing plans and information related to Seller’s Table Games Business); all illustrator files for training manuals, game manuals, how to play cards, math files, felt designs, pay table signs, product sheets, any marketing materials, and any other items depicted in illustrator files; in each case that relate to Seller’s Table Games Business and regardless of whether such items are evidenced in writing, electronic data, computer software or otherwise;

(xi) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials to the extent relating to Seller’s Table Games Business;

(xii) all Gaming Product Approvals applicable solely to the Purchased Table Games (and not the Excluded Assets). (the items in Sections 2.1(a)(ix), 2.1(a)(xi), and 2.1(a)(xii) are collectively referred to as “Table Games Books and Records”);

(xiii) Aquarius and Game Manager and all prior, current and future versions and enhancements thereof;

(xiv) subject to Section 2.2(a), all Assumed Contracts; and

(xv) all Pending Orders, as defined in Section 4.10(j).

(b) Licensed Patents. As part of the Transaction and as additional consideration for the payment of the Purchase Price, Seller agrees to enter into the Progressive License and to grant Buyer all of the rights thereto, as set forth in the Progressive License.

(c) Excluded Assets. Notwithstanding the foregoing, the following properties, assets and rights which are otherwise a part of Seller’s Table Games Business (the “Excluded Assets”) are expressly excluded from the Transaction, and, as such, are not included in the Purchased Assets:

(i) any cash, cash equivalents, or (except as set forth in Section 2.3), any accounts receivable held by Seller and any accounts receivable;

(ii) all stock and other ownership interests in Seller;

(iii) all Real Property;

(iv) Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating solely to the organization, maintenance and existence of Seller as a corporation;

(v) claims for and rights to receive Tax refunds relating to Seller’s Table Games Business with respect to taxable periods preceding the Effective Date, and Tax returns relating to Seller’s Table Games Business with respect to taxable periods preceding the Effective Date, and any notes, worksheets, files or documents relating thereto;

(vi) Seller’s rights under or pursuant to this Agreement, the Related Agreements, and the Schedules attached hereto and thereto;

(vii) Seller’s ownership of and rights in and to any System, and the licenses, Intellectual Property, royalties, agreements, customers, and accounts relating to any System other than to any of same that also relate to Game Manager and Aquarius ; and

(viii) all other assets and properties of Seller specifically listed and/or described on the Excluded Assets Schedule.

2.2 Assumption of Liabilities.

(a) Assumed Liabilities. Subject to the conditions set forth in this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, as of the Effective Date, Buyer shall assume only the following Indebtednesses and Losses of Seller to the extent provided in (i) and (ii) of this Section 2.2(a) therein (collectively, the “Assumed Liabilities”). For purposes of clarity, no other Indebtednesses or Losses of Seller shall be expressly, implicitly or by operation of law assumed by Buyer:

(i) Seller’s obligations, after the Effective Date, under any Assumed Contracts, provided that such obligations relate: x) to the Seller’s Table Games Business, and y) that such Assumed Contracts were entered into in the Seller’s Ordinary Course of Business of operating Seller’s Table Games Business, and specifically excluding any liability or obligation relating to or arising out of such Assumed Contracts as a result of (A) any breach of such Assumed Contracts occurring on or prior to the Effective Date, (B) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Effective Date; (C) any environmental, health or safety matter where the facts or conditions underlying such matter occurred or existed on or prior to the Effective Date; and (D) any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand; provided, however, that notwithstanding the foregoing, any obligation not disclosed in writing in an Assumed Contract shall not be an Assumed Liability. All Assumed Contracts are listed on the Assumed Contracts Schedule. Merely because certain rights under an agreement between Seller and a third party are assigned to Buyer does not make such agreement an Assumed Contract. In addition, for any Assumed Contract which utilizes any System (such as, without limitation, CJS) and where any payments for that System or any servicing or maintenance thereof are included in Purchased Table Games Net Revenue, then: x) Buyer shall be entitled to retain all such payments; and y) Seller shall be obligated, at no cost to Buyer or additional cost to the customer, to provide all servicing and maintenance thereon for as long as such payments are included in such Purchased Table Games Net Revenues. Notwithstanding the foregoing, Buyer is not assuming any obligations whatsoever with respect to any System, and Seller hereby indemnifies all Buyer Indemnitees, pursuant to Section 7.2, from any Losses; and

(ii) all obligations and liabilities to the extent based solely on facts or circumstances that arise after the Effective Date and that relate to the ownership, use and/or operation of the Purchased Assets and the operation and conduct of Seller’s Tables Games Business after the Effective Date. As an example, an allegation made post-closing that any Purchased Asset is infringing a third party’s Intellectual Property is not an Assumed Liability and shall be fully covered by Seller’s indemnification to Buyer if the alleged post-closing acts of infringement are substantially the same as Seller’s pre-closing acts or omission, with relation to same Purchased Asset.

(b) Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement (and other than the Assumed Liabilities), Buyer shall not assume or in any way become liable for any Indebtednesses or Losses of any nature whatsoever relating to Seller, Seller’s Table Games Business, the Purchased Assets, or the Licensed Patents, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to Seller, Seller’s Table Games Business, the Purchased Assets or the Licensed Patents, and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, including without limitation, clauses (i) through (xii) below (collectively referred to herein as the “Excluded Liabilities”):

(i) any of Seller’s liabilities or obligations under this Agreement, any Related Agreement, the Schedules attached hereto or thereto, and any other agreements entered into by Seller in connection with the transactions contemplated by this Agreement;

(ii) except as otherwise expressly set forth in Section 7.7, any of Seller’s liabilities or obligations for Taxes, whether or not arising out of this Agreement, the Related Agreements, or the schedules attached hereto or thereto, or the consummation of the Transaction, for any period in the past, present or future;

(iii) any of Seller’s liabilities or obligations for expenses, or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the Transaction (including all attorneys, accountants, investment bankers and brokerage fees);

(iv) any liability or obligation under or with respect to any Seller employee benefit plan, program, policy, arrangement or other employee-related expenses, presently or formerly maintained or contributed to by Seller or its ERISA Affiliates, or with respect to which Seller or any such ERISA Affiliate has any liability;

(v) any liability or obligation under, relating to, or with respect to any certificate prepared or provided by any officer of Seller in connection with the Transaction;

(vi) any liability or obligation with respect to any products or services that were marketed or sold prior to the Effective Date, including product liability, warranty claims, infringement claims and any related claims and litigation arising prior to, on or after the Effective Date (except (A) any liabilities related to Assumed Contracts only as and to the extent as set forth and defined in Section 2.2(a)(i); and (B) any liabilities caused solely by acts or omissions of Buyer after the Effective Date;

(vii) any liabilities or obligations relating to the Seller, the Purchased Assets, the Licensed Patents, or Seller’s Table Games Business (A) arising under any federal, state, local or foreign Law (including under any Environmental and Safety Requirements) or any requirement of any governmental authority, or (B) arising by reason of any breach or alleged breach by Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree, irrespective of whether such liability or obligation attaches to Buyer or Seller in the first instance, except to the extent: i) that the Buyer breaches an Assumed Contract; and ii) all the facts, events or circumstances underlying such liability or obligation are created or first solely caused by Buyer’s operation of Seller’s Table Games Business after the Effective Date;

(viii) any of Seller’s liabilities or obligations relating to any legal action, proceeding or claim arising out of or in connection with Seller’s conduct of Seller’s Table Games Business or any other conduct, acts or omissions of Seller, Seller’s officers, directors, employees, consultants, distributors, agents or advisors on or prior to the Effective Date;

(ix) any of Seller’s liabilities or obligations for Indebtedness (other than as provided and limited in the Assumed Liabilities);

(x) any liabilities or obligations in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

(xi) any of Seller’s liabilities or obligations which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or bulk transfers laws or as a result of any “defacto merger” or “successor-in-interest” theories of liability;

(xii) any royalty, distribution fee, license fee or other obligations to: x) TCS; or y) Harrah’s relating to or arising under the WSOP brand or any agreements between Seller and Harrah’s;

(xiii) any other liabilities or obligations of Seller not expressly assumed by Buyer pursuant to Section 2.2(a) above.

For purposes of this Section 2.2(b), “Seller” shall also be deemed to include any predecessors to Seller.

2.3 Purchase Price.

(a) Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets and the license of the Licensed Patents shall be equal to: (i) $20,400,000; minus (ii) $409,500 which is equal to one half of the accounts receivable shown on Seller’s February 28, 2007 balance sheet shown in the IM (the “IM Balance Sheet”); minus (iii) $235,805, which amount represents 50% of the amount of Seller’s billings for the Existing Installed Base for the month of September 2007 (the “September 2007 Billings”) (the “Cash Purchase Price”); plus (iv) the Contingent Purchase Price Payments. The Case Purchase Price includes all amounts and other consideration due Seller under that certain Table Game Route Purchase Agreement, dated as of September 1, 2007, by and between Seller and Buyer and Seller hereby confirms that no other amounts or consideration are due under said agreement. The Cash Purchase Price shall be confirmed by the parties at least two (2) business days prior to the Closing Date.

(b) Purchase Price Adjustment.

(i) Within thirty (30) days after the Effective Date, Seller shall deliver to Buyer a consolidated balance sheet of Seller’s Table Games Business, as a stand-alone business and division of Seller, accurate as of the Effective Date, in final form. (the “Closing Balance Sheet”). The Closing Balance Sheet shall include all known adjustments required in a year-end closing of the books and shall be prepared in a manner consistent with GAAP.

(ii) Within sixty (60) days of the Effective Date, Buyer shall have the right to verify the existence and value (in accordance with GAAP) of the Inventory and Fixed Assets, as defined by GAAP transferred to Buyer hereunder.

(iii) After Buyer’s verification in Section 2.3(b)(ii), of the existence and value of the Inventory and Fixed Assets, if the sum of the Inventory and the Fixed Assets are valued at less than $1,425,000 Seller, in such case, within 10 days of Buyer’s written notice thereof to Seller, shall pay Buyer the shortfall. If Seller does not make such payment, Buyer shall be entitled to Set-Off said amount as provided in Section 7.2 hereof.

(iv) In addition, within thirty (30) days of Closing, Seller shall pay Buyer $117,903, which amount represents 25% of the September 2007 Billings.

2.4 Closing Transactions.

(a) Closing. Subject to the conditions set forth herein, the consummation of the Transaction (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York, at 9:30 a.m., local time, no later than the second business day following the date on which all of the conditions to each party’s obligations hereunder have been satisfied or waived (other than conditions to be satisfied at the Closing itself) , or such other time and place as the parties may mutually agree (the date on which the Closing takes place is referred to herein as the “Closing Date”), but in no event more than five (5) days after the Execution Date. Notwithstanding the actual Closing Date, the parties agree that the Effective Date of Closing for tax and accounting purposes shall be October 1, 2007).

(b) Payment and Deliveries. Subject to the conditions set forth in this Agreement, at the Closing:

(i) Buyer shall pay, at the Closing Date, the Cash Purchase Price by wire transfer of immediately available funds to an account which has been designated in writing by Seller to Buyer;

(ii) Seller shall convey, free and clear of any Liens, all of the Purchased Assets to Buyer and shall deliver to Buyer such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, bills of sale, assignments and assumptions, Intellectual Property assignments or other Intellectual Property conveyance documents, certificates of title, and all other instruments of conveyance, including those which are reasonably requested to effect transfer to Buyer of good and marketable title, free and clear of any Liens, to each of the Purchased Assets, and a valid and marketable license to the Licensed Patents, along with a non-disturbance agreement from Ableco Finance LLC (“Ableco”), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency, it being understood that all of the foregoing shall be satisfactory in form and substance to Buyer and its counsel; (however, with respect to any foreign offices, departments or agencies, such deliveries, subject to Section 7.5, may occur post-Closing.

(iii) Seller shall deliver to Buyer (A) a certificate signed by the Chief Executive Officer of Seller, dated the date of the Closing, stating that each of the conditions specified in Section 3.1 below have been satisfied as of the Closing; (B) copies of all Third-Party Approvals and Governmental Approvals; (C) Table Games Books and Records; (D) certified copies of resolutions of Seller’s board of directors and stockholders authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and (E) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby;

(iv) Seller shall deliver to Buyer an affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Code certifying that Seller is not a “foreign person”;

(v) Buyer shall deliver to Seller (A) a certificate signed by an authorized signatory of Buyer, dated the date of the Closing, stating that the conditions specified in subsections (a) and (b) of Section 3.2 below have been satisfied, and (B) such other documents or instruments as are required to be delivered at the Closing pursuant to the terms hereof; and

(vi) Buyer and Seller shall execute and deliver each Related Agreement.

2.5 Allocation of the Purchase Price. Buyer shall prepare an allocation of the Purchase Price among the Purchased Assets as soon as reasonably practicable but, in no event later than January 31, 2008, which allocation shall be delivered by Buyer to Seller and which shall be binding on Seller. For Tax purposes, the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets consistent with the fair market values thereof and in accordance with Section 1060 of the Code. Neither Buyer nor Seller, nor any of their respective Affiliates, shall take any position in any income tax return or income tax audit which is inconsistent with the Purchase Price allocation unless required to do so by applicable Law.

2.6 Nonassignable Contracts. Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder by Seller to Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and Buyer shall assume no Indebtedness or Loss under any such Assumed Contract, unless the Assumed Contract is for the lease of a Purchased Table Game as part of the Existing Installed Base. Without in any way limiting Seller’s obligation to obtain all of the Third Party Approvals if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing shall occur, Seller shall reasonably cooperate with Buyer following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (and subject to the obligations) under any such Assumed Contract, including enforcement at the cost of and for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Buyer in writing, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require.

2.7 Contingent Purchase Price Payments.

(a) Following the Closing and as additional consideration for the Purchased Assets and the license of the Licensed Patents, and subject to the terms and conditions set forth in this Agreement, including without limitation, in this Section 2.7 and Sections 7.2 and 7.9(f) hereof, Seller shall be entitled to receive from Buyer any Contingent Purchase Price Payments (as defined in Section 2.7(c) hereof), during the twelve-month periods ending December 31 for each year beginning in the year 2008 and ending in the year 2016 (each such year a “Contingent Payment Period”). The amount paid with respect to any Contingent Payment Period shall be determined in accordance with this Section 2.7 and shall be paid, subject to this Section 2.7 and Sections 7.2 and 7.9(f) hereof, to Seller within forty-five (45) days after any such Contingent Purchase Price Payment has been finally determined pursuant to this Section 2.7; provided that, subject to Section 7.2, twenty-five percent (25%) of any annual Minimum Contingent Purchase Price Payment (defined below in Section 2.7(b)) that is due for a Contingent Payment Period shall be paid to Seller and fully credited against any Contingent Purchase Price Payment for such Contingent Payment Period within fifteen (15) days after the end of each calendar quarter during the applicable Contingent Payment Period.

(b) The amount of the Contingent Purchase Price Payments shall be determined as set forth in this Section 2.7(b), and the payment of any Contingent Purchase Price Payments shall otherwise be subject to Sections 7.2 and 7.9(f) hereof. Subject to Buyer’s rights under Sections 7.2 and 7.9(f) hereof, the Contingent Purchase Price Payments due for the Contingent Payment Periods of 2008, 2009, 2010 and 2011 shall not be less than the following minimums (“Minimum Contingent Purchase Price Payments”):

Year(s)	Minimum Contingent Purchase Price Payment Per Year
2008 -2009	$1,000,000
2010-2011	$750,000

(c) Subject to Buyer’s rights under Sections 7.2 and 7.9(f) hereof, the Contingent Purchase Price Payment due for any Contingent Payment Period shall equal: (i) the amount by which the Purchased Table Game Net Revenue during such Contingent Payment Period exceeds four million eight hundred and twenty-five thousand four hundred and thirty-one dollars ($4,825,431) (the “Baseline Revenue”), multiplied by the Royalty Rate for such Contingent Payment Period; plus (ii) 10% of any Purchased Table Game Sales Revenue during such Contingent Payment Period; plus (iii) 10% of the gross margin of any Purchased Table Games Service Revenue (collectively the “Contingent Purchase Price Payments”), less, in all cases, any Minimum Contingent Purchase Price Payment for the applicable Contingent Payment Period. The “Royalty Rate” shall mean the following rates for each indicated Contingent Payment Period.

Year(s)	Royalty Rate
2008-2009	23.00%
2010-2011	19.00%
2012-2016	10.75%

(d) Within forty-five (45) calendar days following the last day of each Contingent Payment Period, and subject to Buyer’s rights under Sections 7.2 and 7.9(f) hereof, Buyer shall pay to Seller in immediately available funds the amount of the Contingent Purchase Price Payment (less the Minimum Contingent Purchase Price Payment for the applicable Contingent Payment Period), as determined by Buyer and deliver to Seller a statement (the “Contingent Purchase Price Payment Statement”) that sets forth and calculates the applicable Contingent Purchase Price Payment for such Contingent Payment Period together with reasonable backup documentation. Seller may dispute the calculation of the Contingent Purchase Price Payment set forth on a Contingent Purchase Price Payment Statement by delivering a notice of its objection (a “Notice of Objection”) to Buyer within thirty (30) calendar days following delivery of the Contingent Purchase Price Payment Statement. Any Notice of Objection delivered pursuant to this Section 2.7(d) shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) the Seller reasonably and in good faith determines that the Contingent Purchase Price Payment set forth on the Contingent Purchase Price Payment Statement has not been determined in accordance with this Agreement. During the thirty (30) days following delivery of a Notice of Objection, the parties shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Objection. At the end of the thirty (30) day period referred to immediately above, the parties shall submit to a mutually satisfactory independent “big four” accounting firm (the “Accounting Firm”) for review and resolution of all matters (but only such matters) which were properly included in the Notice of Objection, and the Accounting Firm shall review and make a final determination of the Contingent Purchase Price Payment for the applicable Contingent Payment Period. If the parties are unable to mutually agree on the Accounting Firm, the Seller and Buyer shall select a “big four” Accounting Firm by lot (after excluding one big four accounting firm selected by each of Buyer and the Seller). The parties will cooperate with the Accounting Firm during the term of its engagement. The determination of the Contingent Purchase Price Payment shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties. Within ten (10) calendar days following the final determination of the Contingent Purchase Price Payment pursuant to this Section 2.7(d), Buyer shall pay to Seller, or Seller shall refund to Buyer, as applicable, in immediately available funds any amount that may be due with respect to such Contingent Purchase Price Payment. The fees and expenses of the Accounting Firm shall be paid equally by Buyer and Seller, and each of Buyer and Seller shall pay its own respective attorneys and other professional fees relating to this Section 2.7(d); provided, however, that if Buyer shall have underpaid Seller by more than the greater of $15,000 or 3% of the payment in question (other than on account of Buyer’s rights under Sections 7.2 or 7.9(f) hereof), then Buyer shall be responsible for any such out of pocket accounting fees and expenses of the Accounting Firm actually incurred by Seller.

(e) The right of Seller to receive any Contingent Purchase Price Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Buyer’s equity interests; (iv) is not redeemable; and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”), except by operation of Law or to the extent permitted under Section 8.3 (and any Transfer in violation of this Section 2.7(e) shall be null and void), except that Seller may assign or pledge its rights to receive any Contingent Purchase Price Payment, in whole or in part, to a Person that agrees in writing, prior to any such assignment or pledge (and Seller delivers such writing at least 10 business days prior to the effectiveness of any such assignment or pledge), that such assigned or pledged rights shall be subject to and subordinate to all of Buyer’s rights, remedies, interest, obligations and liabilities hereunder in all respects, including without limitation, to all claims, causes of action, defenses of any kind under this Agreement or any other Related Agreements. In no event shall the fact that Seller assigned or pledged its rights to receive any Contingent Purchase Price Payment to such Person in any way affect, reduce, modify or amend any of the rights granted to Buyer in this Agreement or any other Related Agreement.

(f) Buyer shall price and place the Purchased Table Games in light of competitive and market conditions and the other factors that Buyer uses to price and place its similar games to similarly-situated customers, and not with the motive of minimizing the amount of the Contingent Purchase Price Payments to be paid to Seller. For the sake of clarity, neither Buyer nor any successor to it shall have any obligation, express or implied, to give any Purchased Table Games any special or extra treatment or consideration or any treatment or consideration which is different than it gives any other similar table or electronic game which it owns, is distributing or exploiting, or has acquired, but in all cases, taking into account competitive and market conditions and any other relevant factors. Subject to the other provisions of this Section 2.7(f), there is no express or implied promise by Buyer that any Purchased Table Games will get the same treatment as any other game of Buyer’s. Other than the Cash Purchase Price, and the Minimum Contingent Purchase Price Payments (but subject to Sections 7.2 and 7.9(f)), there are no promises or guarantees of any revenues, amounts or payments. Should Seller make any claim asserting that Buyer has failed in any way to satisfy any obligation or duty to commercialize any Purchased Table Games, then Seller agrees that it will be required to show, by clear and convincing evidence, that Buyer failed to adhere to that obligation or duty, and, to the extent Seller brings any such claim, should Seller not prevail on any such claim, Seller shall be responsible for all of Buyer’s legal and other fees and costs incurred by Buyer in any law suit asserting such claim.

(g) In no event shall Seller receive any revenues of any kind generated from placement of Purchased Table Games from jurisdictions that require Seller to be licensed where Seller is not so licensed (“Excluded Jurisdiction”), unless and until Seller is licensed by the gaming authorities in those jurisdictions and is in compliance with all applicable gaming regulations so that Buyer may legally pay Seller such revenue. All revenues from the Purchased Table Games received and earned by Buyer from legal gaming entities in any Excluded Jurisdiction shall be the sole property of Buyer, and Seller shall have no interest therein unless allowed by Law. In the event that Seller becomes licensed in an Excluded Jurisdiction, Buyer shall pay Seller the Contingent Purchase Price Payments to the extent arising after such license becomes effective. Additionally, Buyer agrees to pay Seller any Contingent Purchase Price Payments that would have been paid on revenues collected in an Excluded Jurisdiction prior to Seller’s becoming licensed in said jurisdiction if said payments are confirmed in writing by the jurisdiction as a legal payment. In no event shall the fact that Seller may not be legally able to share revenues in an Excluded Jurisdiction in any way affect, reduce, modify or amend any of the rights granted to Buyer in this Agreement or in any Related Agreement, nor Buyer’s ownership of all right, title and interest in and to the Purchased Table Games, or to any of Buyer’s rights pursuant to the Progressive License, including without limitation, in any Excluded Jurisdiction. In the event a jurisdiction becomes an Excluded Jurisdiction, Buyer will meet and confer with Seller to find, under applicable gaming Laws, a way to share revenue legally. In the alternative, under any such circumstance, the parties shall meet to attempt to agree on a fixed-fee amount per table (and in some cases, such amount may be a per month payment) to which Seller would be entitled for Purchased Table Games placed in such Excluded Jurisdictions, keeping in mind, during such discussions, the percentages for Purchased Table Games provided herein, but in all events, subject to all applicable gaming Laws. The failure to reach an agreement shall not affect Buyer’s ownership rights in the Purchased Table Games. Any such agreement reached must be legal.

2.8 Distributor Contracts. Buyer shall have the right to negotiate, solicit, correspond with, negotiate with, and enter into agreements with any Person that is a party to a contract between Seller (or any of its Affiliates) and such Person relating to the Table Games Business, regardless of whether such contract is an Assumed Contract. Upon Buyer’s request (before or after the Closing Date), Seller shall agree (subject to the counterparty’s agreement) to (as requested by Buyer) (x) terminate any contract or part of any contract relating to the Table Games Business, and (y) remit to Buyer any proceeds, payments, fees, or other consideration paid by such Person under any such contract. Seller understands that Buyer’s actions permitted above may interfere with its contractual relationships, and Seller expressly consents and agrees to release Buyer and hold Buyer harmless from and against any Losses that Seller may suffer or incur that may result from Buyer’s negotiations, solicitations, correspondence, and negotiations with such Persons.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the Transaction is subject to the satisfaction of the following conditions as of the Closing:

(a) Each of the representations and warranties made by Seller in this Agreement, in any Related Agreement, and in the certificates described in Sections 2.4(b), and 7.5 shall be true and correct as of the Closing Date;

(b) Seller shall have delivered to Buyer: i) a signed acknowledgement from U.S. Bank, National Association, releasing all Liens relating to the Purchased Assets and all Liens relating to the Table Games Field of Use in the Licensed Patents, all as set forth in the form of Exhibit A attached hereto; ii) a signed waiver and release from Ableco, releasing all Liens relating to the Purchased Assets, together with a non-disturbance agreement with respect to the Licensed Patents, all as set forth in the form of Exhibit B attached hereto; iii) any and all appropriate documentation to be filed with the U.S. Patent and Trademark Office and the U.S. Copyright Office, reflecting the release of Liens on the Purchased Assets contemplated by this Agreement; iv) duly authorized UCC-3 amendment statements evidencing release of all Liens relating to the Purchased Assets in all jurisdictions identified by the Buyer; and v) any other document, waiver, acknowledgement, certificate, financing statement and/or release reasonably requested by Buyer to evidence the release of any Liens on the Purchased Assets, and the release, but only to the extent relating to the Table Games Field of Use, of any Liens on the Licensed Patents;

(c) Seller shall have received or obtained all third party and approvals that are necessary for the consummation of the Transaction or that are required in order to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of any Assumed Contract, (collectively, the “Third-Party Approvals”), in each case on terms reasonably satisfactory to Buyer;

(d) Buyer and Seller each shall have received or obtained all Board and, if applicable, stockholder approvals that are necessary for the consummation of the Transaction and Buyer’s operation of Seller’s Table Games Business following the Closing, in each case on terms satisfactory to Buyer;

(e) Since June 30, 2007, there shall have been no material adverse change or development in the financial condition, operating results, assets, operations, business prospects, value, employee relations or customer or supplier relations of Seller’s Table Games Business taken as a whole;

(f) No suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby, or that could have a material adverse effect on the business, financial condition, operating results, assets, operations or business prospects of Seller’s Table Games Business taken as a whole or adversely affect the right of Buyer or its Affiliates to own, operate, control or license (as applicable) all or any portion of the Purchased Assets, Seller’s Table Games Business, or the Licensed Patents, no investigation that could result in any such suit, action or proceeding shall be pending or threatened, and Seller shall not have received any offer to license any Table Game Intellectual Property that could be deemed to give notice of any such suit, action or proceeding;

(g) Seller has neither filed for bankruptcy protection nor is “insolvent” as that term is defined in the Bankruptcy Code (“Insolvent”).

(h) Seller shall have delivered to Buyer non-foreign Person affidavits as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code so that Buyer is exempt from withholding any portion of the Purchase Price thereunder;

(i) Seller shall have delivered to Buyer duly authorized and executed originals of this Agreement and of each Related Agreement;

(j) Seller shall have delivered to Buyer legal opinions, dated the Closing Date, of both in-house and outside counsel to Seller, each in form and substance reasonably acceptable to Buyer, and on which Buyer and any lenders of Buyer shall be entitled to rely;

(k) Seller shall have delivered to Buyer the Table Games Business Books and Records;

(l) Seller shall have received an opinion, and confirmed receipt of same to Buyer, in form and substance typical for transactions of the type contemplated by this Agreement, from Roth Capital Partners LLC, which is experienced in transactions of the type contemplated by this Agreement, stating that the Purchase Price is fair and reasonable in all respects to Seller, its shareholders, its creditors, and other stakeholders;

(m) Seller shall have delivered to Buyer consents and agreements from all third party manufacturers and suppliers that supply any proprietary parts, components, or other deliverables to Seller necessary for Buyer to conduct Seller’s Table Games Business in the manner conducted immediately prior to the Closing after the Closing;

(n) [Intentionally Omitted];

(o) Seller shall have, prior to the Closing Date, performed and complied in all material respects with any of its covenants and agreements required to be performed by it pursuant to the Agreement and the Related Agreements;

(p) Seller executing the vendor letters attached hereto as the Vendor Schedule to each of Seller’s vendors; and

(q) Seller shall have performed and complied in all material aspects with all of its covenants and agreements required to be performed by it pursuant to this Agreement and the Related Agreements prior to the Closing Date.

All proceedings to be taken by Seller in connection with the consummation of the Transaction and all certificates, instruments and other documents required to effect the Transaction reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer. Any conditions specified in this Section 3.1 may be waived only in writing by Buyer and specifying in reasonable detail the provision being waived.

3.2 Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transaction is subject to the satisfaction of the following conditions as of the Closing:

(a) The representations and warranties made by Buyer in this Agreement and in any certificate delivered by Buyer pursuant hereto shall be true and correct as of the date hereof;

(b) Except for any pending or threatened suit, action or other proceeding directly or indirectly initiated by Seller (or any of its Affiliates), no suit, action or other proceeding, or injunction, order, decree or judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction, and no investigation that could result in any such suit, action or proceeding shall be pending or threatened; and

(c) Buyer shall have delivered to Seller duly authorized and executed originals of this Agreement and of each Related Agreement

Any condition specified in this Section 3.2 may be waived only in writing by Seller and specifying in reasonable detail the provision being waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Closing Date, each of the following (it being understood that each representation and warranty contained in this Article IV is subject to the exceptions, limitations and disclosures (collectively “Exceptions”) which are expressly referenced in a particular subsection hereof and which Seller expressly sets forth on the applicable Schedule in reasonable detail (e.g., game, date, customer, territory and limitation), such that Buyer is able to reasonably understand the scope and nature of the Exceptions:

4.1 Organization and Corporate Power. PGIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. PGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller, with respect to Seller’s Table Games Business, has obtained and currently maintains all qualifications to do business as a foreign corporation in all other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified. Seller has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate Seller’s Table Games Business and to conduct Seller’s Table Games Business as now conducted and as presently proposed to be conducted.

4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and the Related Agreements to be executed and delivered by Seller and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement or the Related Agreements. This Agreement and the Related Agreements to be executed and delivered by Seller constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. Except as disclosed, as required herein, on the attached Restrictions Schedule, the execution, delivery and performance of this Agreement and the Related Agreements to be executed and delivered by Seller and the consummation of the Transaction does not and shall not (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien upon any of the Purchased Assets or Seller’s Table Games Intellectual Property, or (vi) require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or other governmental or regulatory body or authority, under the provisions of Seller’s certificate of incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license, contract, understanding, commitment or other agreement or instrument to which Seller is bound or affected, or any Law to which Seller is subject. Without limiting the generality of the foregoing, except for this Agreement, and as may be provided in any of the Related Agreements, there are no binding agreements, options, commitments or rights entered into or granted by Seller with, of or to any Person to purchase or otherwise acquire Seller’s Table Games Business or any of the Purchased Assets or the Licensed Patents or any interests therein. Further, specifically, without limitation, no approval of this Agreement, any Related Agreement, or this Transaction is required by PGIC’s shareholders.

4.3 Subsidiaries. Each of Seller’s existing and past Affiliates and Subsidiaries that is or has been engaged in the conduct of Seller’s Table Games Business is disclosed, as required herein, on the Subsidiaries Schedule.

4.4 Financial Statements; Financial Information. The following shall be referenced collectively as the “Financial Statements”:

(a) the audited balance sheet of the Seller as of December 31 2004, December 31, 2005 and December 31, 2006 and the related statements of income and cash flows (or the equivalent) for the fiscal years (or partial year) then ended (the “Audited Financial Statement”);

(b) the unaudited balance sheet of the Seller for the six months ending as of June 30, 2007, (“June Balance Sheet”) and the related statements of income and cash flows (or the equivalent), if any, for said period (the “Unaudited June 2007 Financial Statements”); and

(c) the unaudited balance sheet of the Seller relating to Seller’s Tables Games Business on a stand-alone basis as of September 30, 2007 (the “Closing Balance Sheet”), and the related statements of income and cash flows (or the equivalent), if any, for the nine-month period then ended.

(d) The Financial Statements are or will be accurate and complete in all material respects and fairly present the financial condition of Seller’s Table Games Business as of the respective dates thereof and the operating results of Seller’s Table Games Business for the periods covered thereby and has been prepared in accordance with GAAP consistently applied subject in the case of the unaudited Financial Statement to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, be materially adverse to the financial condition, or operating results, of Seller’s Table Games Business taken as a whole).

(e) Since the beginning of PGIC’s 2006 fiscal year, the Purchased Assets and the Licensed Patents, collectively, have represented no more than approximately: i) 25.8% of PGIC's assets; ii) 16.7% of PGIC's revenues; and iii) -14.5% of PGIC’s pre-tax, net operating income.

4.5 Absence of Undisclosed Liabilities. Except as disclosed, as required herein, on Liabilities Schedule, Seller has and will have no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) with respect to Seller’s Table Games Business at or as of the Closing Date or arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the Closing Date, including Taxes with respect to or based upon periods, transactions or events occurring on or before the Closing Date, except: i) obligations under contracts or commitments disclosed, as required herein, on the attached Contracts Schedule or under contracts and commitments entered into in the Ordinary Course of Business which, because of the dollar thresholds set forth in Section 4.12 below, are not required pursuant to Section 4.12 below to be disclosed on the attached Contracts Schedule (but not liabilities for breaches of any such contracts or commitments occurring on or prior to the Closing Date), and (ii) liabilities and obligations which have arisen after the date of the Closing Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of contract, tort, infringement, claim, lawsuit or warranty), and none of which Buyer is assuming.

4.6 Insolvency; Fairness Opinion.

(a) PGIC is not Insolvent and has not been Insolvent at any time since June 1, 2006; and

(b) Seller has received, prior to the Closing Date, an independent opinion, in form and substance typical for transactions of the type contemplated by this Agreement from Roth Capital Partners, LLC, which is experienced in transactions of the type contemplated by this Agreement, stating that, based on its own analysis of Seller’s historical and projected revenues from the Seller’s Table Games Business, that the Purchase Price is fair and reasonable in all respects to Seller, its shareholders, its creditors and its other stakeholders.

4.7 Secured Creditors. Except as disclosed, as required herein, on the attached Secured Creditors Schedule, no other Person has any rights to assert any Lien in the Purchased Assets or the Licensed Patents, and all of said Liens, as of the Closing Date, shall be released or discharged.

4.8 No Material Adverse Change. Except as disclosed, as required herein, on the Material Adverse Change Schedule, since June 1, 2006, there has been no material adverse change or development in the business, condition (financial or otherwise), value, operating results, employee relations, customer relations, supplier relations, assets, operations or business prospects of Seller’s Table Games Business taken as a whole. Since June 1, 2006, Seller has conducted Seller’s Table Games Business only in the Ordinary Course of Business.

4.9 Absence of Certain Developments. Except as disclosed, as required herein, on the attached Developments Schedule, since June 1, 2006, Seller has not with respect to Seller’s Table Games Business or the Purchased Assets:

(a) mortgaged, pledged or subjected to any Lien, any of the Purchased Assets, or the Licensed Patents, other than the Permitted Liens;

(b) made any final sale, fully paid lease, one-off sale or similar transaction in which a Table Game has been provided to any Person for a term greater than one year without any contractual obligation on such Person to pay a recurring fair market lease consideration;

(c) discharged or satisfied any material lien or paid any material obligation or liability related to Seller’s Table Games Business (other than in the Ordinary Course of Business);

(d) sold, leased, assigned, licensed or transferred any of its tangible assets (including the Purchased Assets), used in Seller’s Table Games Business except in the Ordinary Course of Business, or canceled without fair consideration any debts or claims owing to or held by it arising out of its operation of Seller’s Table Games Business;

(e) sold, assigned, licensed, sublicensed, transferred or Liened any Seller’s Table Games Intellectual Property or other intangible assets, disclosed any Confidential Information to any Person other than its employees (and other than Buyer and Buyer’s representatives, agents, attorneys and accountants), or abandoned or permitted to lapse any Seller’s Table Games Intellectual Property;

(f) incurred any Indebtedness with respect to Seller’s Table Games Business or incurred or become subject to any material liability with respect to Seller’s Table Games Business, except current liabilities incurred in the Ordinary Course of Business and liabilities under contracts entered into in the Ordinary Course of Business;

(g) made any loans or advances to, investments in, or guarantees for the benefit of, any Person in connection with Seller’s Table Games Business, other than in the Ordinary Course of Business;

(h) suffered any extraordinary losses or waived any rights of material value with respect to Seller’s Table Games Business, whether or not in the Ordinary Course of Business;

(i) suffered any damage, destruction or casualty loss to any of the Purchased Assets or the Licensed Patents in excess of $25,000, whether or not covered by insurance;

(j) except for any Pending Orders, made any capital expenditures commitments with respect to Seller’s Table Games Business that aggregate in excess of $50,000;

(k) made any change in any method of accounting or accounting policies with respect to Seller’s Table Games Business, other than those required by GAAP which have been disclosed in writing to Buyer;

(l) other than in the Ordinary Course of Business, engaged in any promotional sales, discount or price reduction or other activity with respect to Seller’s Table Games Business that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods;

(m) instituted or permitted any material change in the conduct of Seller’s Table Games Business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(n) entered into, amended or terminated any material contract or any government license or permit or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(o) declared, set aside or made any payment or distribution of cash or other property (including so-called “tax distributions”) to any of its equityholders with respect to such equity interests or otherwise, or purchased, redeemed or otherwise acquired any of its equity securities (including any warrants, options or other rights to acquire its equity);

(p) incurred intercompany charges or conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable and payment of accounts payable);

(q) entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice;

(r) made or entered into any agreement relating to any refund or rebate or provided any credit to a customer relating to Seller’s Table Games Business, any Purchased Assets, or the Licensed Patents;

(s) except as disclosed on the Developments Schedule, sold, leased, assigned, Liened or transferred (whether in or out of the Ordinary Course of Business), any Purchased Asset or Licensed Patent; or

(t) committed to do any of the foregoing.

4.10 Purchased Assets and Licensed Patents.

(a) Seller owns good and marketable title to all of the Purchased Assets, free and clear of all Liens; and, as to all of the Licensed Patents, Seller owns good and marketable title to all of the Licensed Patents, free and clear of all Liens, except for (i) Liens disclosed, as required herein, on the attached Secured Creditors Schedule and (ii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of any of the Licensed Patents to which they relate and do not affect the merchantability of the title to any of the Licensed Patents to which they relate (items (i) and (ii) above are collectively referred to herein as the “Permitted Liens” and are disclosed on the Secured Creditors Schedule). On the Closing Date, upon consummation of the Transaction, Buyer will acquire good and marketable title to all of the Purchased Assets, free and clear of all Liens. On the Closing Date, upon consummation of the Transaction, neither Seller nor any creditor of Seller will have any right to take any action which could diminish, disturb, or interfere with Buyer’s rights under the Progressive License, including, Buyer’s continued use of the Licensed Patents in accordance with the Progressive License, other than the rights of Ableco to exercise rights and remedies under Article 9 of the Uniform Commercial Code with respect to the Progressive License or the Licensed Patents; provided that, if Ableco exercises such rights and remedies, it shall enter into a license agreement, as set forth in the non-disturbance agreement executed by Ableco in favor of Buyer.

(b) the Purchased Assets are all of the assets, whether tangible or intangible, real or personal, that are used in, a part of, or necessary for the conduct of Seller’s Table Games Business as currently conducted by Seller and, to the Knowledge of Seller, as currently contemplated to be conducted by Buyer.

(c) The Inventory, Equipment and Fixed Assets (whether owned or leased) included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the Ordinary Course of Business, and all such assets have been installed and maintained in accordance with all applicable Laws.

(d) The Purchased Table Games are all of the Purchased Table Games used in, or a part of, or necessary for the conduct of Seller’s Table Games Business as currently conducted by Seller and, to the Knowledge of Seller, as currently contemplated to be conducted by Buyer.

(e) The Table Games Intellectual Property are all of the Table Games Intellectual Property used in, or a part of, or necessary for the conduct of Seller’s Table Games Business as currently conducted by Seller and, to the Knowledge of Seller, as currently contemplated to be conducted by Buyer.

(f) Each of the Purchased Table Games listed in the Existing Installed Base Schedule is: i) to the best of Seller’s Knowledge, installed, as of the Closing Date, in the location listed next to it on the Existing Installed Base Schedule; ii) revenue-generating; iii) included in the September 2007 Billings; and iv) not subject to a notice of removal or about which Seller has any Knowledge about a removal.

(g) The Existing Installed Base Schedule lists all Purchased Table Games which, as of the Closing Date, are revenue-generating to Seller.

(h) As of the Closing Date, there are no Purchased Table Games on a “free trial.”

(i) In addition, the Baseline Revenue accurately and fully contains the Purchased Table Games Net Revenue received from the Existing Installed Base for the 12-month period form July 1, 2006 through June 30, 2007, and there are no Taxes included in the Baseline Revenue.

(j) All pending orders, as of the Closing Date, for any Purchased Table Games (the “Pending Orders”) are disclosed, as required herein, on the Pending Orders Schedule, and have each been incurred in Seller’s Ordinary Course of Business. None of the Pending Orders involves a sale or lifetime license of any Purchased Table Games.

(k) The Sold Purchased Table Games are listed on the Sold Purchased Table Games Schedule.

4.11 Tax Matters. Except as disclosed, as required herein, on the attached Tax Schedule: (a) Seller has timely filed all federal, state, local and foreign income, information and other Tax returns which are required to be filed under applicable legal requirements with respect to Seller’s Table Games Business; (b) all such returns are true, complete and accurate in all material respects; (c) all material Taxes, assessments and other governmental charges imposed upon Seller with respect to Seller’s Table Games Business, or upon any of the assets, income or franchises of Seller relating to Seller’s Table Games Business, have been timely paid; and (d) there are no material actual or to the Seller’s Knowledge, proposed material Tax deficiencies, assessments or adjustments with respect to Seller’s Table Games Business or any assets or operations of Seller with respect to Seller’s Table Games Business. The attached Tax Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller is required to file Tax Returns with respect to Seller’s Table Games Business.

4.12 Contracts and Commitments.

(a) Except as disclosed, as required herein, on the attached Contracts Schedule, Seller is not, with respect to Seller’s Table Games Business, a party to any oral or written:

(i) contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, whether formal or informal, or any severance agreement or arrangement;

(ii) management agreement, contract for the employment of any officer, partner, individual employee or other person on a full-time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of Seller’s Table Games Business or prohibiting competition or the disclosure of trade secrets or confidential information;

(iii) agreement or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a lien on any of Seller’s assets or letter of credit arrangements;

(iv) agreements with respect to the lending or investing of funds;

(v) nondisclosure or confidentiality agreements with respect to the Table Games Business;

(vi) lease or agreement under which Seller is lessee of or holds or operates any property, real or personal, owned by any other party for which the annual rental exceeds $25,000;

(vii) lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;

(viii) broker, distributor, vendor, customer or maintenance agreements;

(ix) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by Seller upon 30 days’ or less notice without penalty or involving more than $25,000;

(x) contract which prohibits Seller from freely engaging in Seller’s Table Games Business anywhere in the world;

(xi) contract relating to the marketing, sale, distribution, reproduction, advertising or promotion of its products;

(xii) franchise or agency agreements;

(xiii) agreement with any officer, director, employee, shareholder, or Affiliate of Seller or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”);

(xiv) warranty agreement with respect to products sold or indemnity agreement with any supplier to Seller’s Table Games Business under which Seller is obligated to indemnify such supplier against product warranty or infringement or similar claims;

(xv) agreements relating to ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(xvi) power of attorney executed by or on behalf of Seller;

(xvii) agreements and licenses (including all inbound licenses) to which Seller is a party with respect to any Seller’s Table Games Intellectual Property;

(xviii) agreements or group of related agreements pursuant to which Seller has derived revenue or other consideration in excess of $5,000 in the aggregate for all such agreements (and without regard to profits, costs, or other deductions) between June 1, 2006 and the Closing Date; or

(xix) other agreement material to Seller’s Table Games Business, whether or not entered into in the Ordinary Course of Business.

(b) Except as disclosed, as required herein, on the attached Contracts Schedule, (i) no contract or commitment required to be disclosed on the Contracts Schedule has been breached in any material respect or cancelled by the other party thereto, (ii) Seller has performed all obligations under the contracts required to be disclosed on the Contracts Schedule required to be performed by Seller and there is no material breach of or default under any lease, contract, commitment or other agreement to which Seller is a party with respect to Seller’s Table Games Business or any event which, upon giving of notice or lapse of time or both, would constitute such a breach or default, (iii) Seller has no present expectation or intention of not fully performing any obligation pursuant to any contract required to be disclosed on the Contracts Schedule, and (iv) each contract required to be disclosed on the Contracts Schedule is, to the best of Seller’s Knowledge, legal, valid, binding, enforceable and in full force and effect, and will continue as such following the consummation of the transactions contemplated hereby (subject to bankruptcy, moratorium and similar laws and subject to the application of specific performance and other equitable principles).

(c) Buyer has heretofore been supplied with a true and correct copy of all written contracts (and a true and correct written description of all oral contracts) which are disclosed on the attached Contracts Schedule, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(d) There are no contracts, licenses, or other agreements of any kind other than those disclosed, as required herein, on the Contracts Schedule that are used in or a part of Seller’s Table Games Business.

4.13 Table Games Intellectual Property.

(a) The Table Games Intellectual Property Schedule attached hereto sets forth a complete and correct list of all of the Intellectual Property that are owned by Seller and used in or a part of Seller’s Table Games Business, as follows:

(i) issued or registered Table Games Intellectual Property;

(ii) applications to register Table Games Intellectual Property;

(iii) material unregistered trademarks, service marks, and copyrights owned by Seller;

(iv) all other Table Game Intellectual Property used in or a part of Seller’s Table Games Business; and

(v) any Intellectual Property necessary for Seller’s Table Games Business.

(b) Except as disclosed, as required herein, on the Table Games Intellectual Property Schedule:

(i) Seller owns and possesses all right, title and interest in and to all of the Table Games Intellectual Property ;

(ii) The Table Games Intellectual Property is not subject to any Liens, and further, is not subject to any restrictions or limitations regarding use or disclosure other than as disclosed, as required herein, on the Table Games Intellectual Property Schedule except that the Licensed Patents are subject only to the Permitted Liens.

(iii) Seller has not infringed, misappropriated or otherwise conflicted with, any Intellectual Property of a third party in Seller’s operation or commercialization of its Table Games Business, and Buyer’s operation of Seller’s Table Games Business and its commercialization of the Purchased Table Games in a manner consistent with Seller’s use of the Table Games Intellectual Product will not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party, and, to the best of Seller’s Knowledge, there are no facts that indicate a likelihood of any of the foregoing; and Seller has not received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(iv) Seller has taken all necessary and desirable reasonable actions to maintain and protect all of the Table Games Intellectual Property and will continue to maintain and protect all of same (except to the extent transferred to Buyer hereunder) so as not to materially adversely affect the validity or enforceability thereof;

(v) To the best of Seller’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Table Games Intellectual Property, and to the best of Seller’s Knowledge, there are no facts that indicate a likelihood of any of the foregoing;

(vi) Immediately subsequent to the Closing, the Table Games Intellectual Property, will be owned by Buyer or licensed to Buyer on terms and conditions identical to those under which Seller owned or used same immediately prior to the Closing, and the Licensed Patents will be available for Buyer’s use according to the terms of the Progressive License.

(vii) To the best of Seller’s Knowledge, Each of the claims in each of the Purchased Table Games Intellectual Property is valid and enforceable in each jurisdiction in which any Purchased Table Game Intellectual Property is issued or registered, and, to the best of Seller’s Knowledge, will be valid and enforceable in any jurisdiction where any such Purchased Table Games Intellectual Property is filed, but not yet issued or registered; and none of the Table Games Intellectual Property, to the best of Seller’s Knowledge, has been misused, no claim by any third party contesting the validity, enforceability, use or ownership of any of same has been made, is currently outstanding or is threatened, and there are no grounds for the same;

(viii) Each of the claims in each of the Licensed Patents, to the best of Seller’s Knowledge, are valid and enforceable in each jurisdiction in which any Licensed Patent is issued or registered and, to the best of Seller’s Knowledge, will be valid and enforceable in any jurisdiction where any such Licensed Patent is filed as an application but is not yet issued;

(ix) No loss or expiration of any of the Table Games Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller, including, without limitation, a failure by Seller to pay any required maintenance fees);

(x) Seller has not agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Table Games Intellectual Property;

(xi) Seller is not aware of any Intellectual Property owned or used by any competitor or third party which reasonably could be expected to supersede or make obsolete any product or process of Seller’s Table Games Business or to limit Seller’s Table Games Business. To the extent that any Table Games Intellectual Property (other than that which is licensed to Seller pursuant to written license agreements disclosed, as required herein, on the Table Games Intellectual Property Schedule) has been developed or created by any Person other than Seller, Seller has a written agreement with such Person with respect thereto and Seller has obtained ownership of (and is the exclusive owner of) or has obtained transferable license rights to all such Intellectual Property by operation of law or by valid written assignment of any such rights;

(xii) Seller has not disclosed any of its trade secrets or other Confidential Information to any third party other than pursuant to a written, and to Seller’s Knowledge, valid and binding confidentiality agreement; and

(xiii) All Table Games Intellectual Property owned by a third party and licensed to Seller for Seller’s Table Games Business is listed on the Table Games Intellectual Property Schedule.

4.14 Litigation. Except as disclosed, as required herein, on the attached Litigation Schedule, (a) there are no (and, during the five years preceding the Closing Date, there have not been any) actions, suits, proceedings, orders or investigations pending or, to the best of Seller’s Knowledge, threatened against or affecting Seller’s Table Games Business, the Purchased Assets, or any of the Table Games Intellectual Property, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (b) to the best of Seller’s Knowledge, there is no reasonable basis for any of the foregoing. Seller is not subject to or bound by any outstanding orders, judgments or decrees of any court or governmental entity with respect to Seller’s Table Games Business, the Purchased Assets, or any of the Table Games Intellectual Property. Neither Seller nor any of its Affiliates has received any opinion or memorandum or advice from legal counsel to the effect that Seller is exposed, from a legal standpoint, to any material liabilities affecting Seller’s Table Games Business, the Purchased Assets or any of said Table Games Intellectual Property and none of any of the aforementioned litigation would have any material adverse effect on any of Seller’s Table Game Business, the Purchased Assets, or said Table Game Intellectual Property.

4.15 Brokerage. Except for arrangements for which Seller shall be solely responsible, as listed on the Brokerage Schedule there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transaction, based on any arrangement or agreement made by or on behalf of Seller.

4.16 Employees. To the Knowledge of Seller, there is no employee that is reasonably necessary for the ongoing operation of Seller’s Table Games Business by Buyer. There are no claims, actions, proceedings or investigations pending or threatened against Seller with respect to or by any employee or former employee of Seller’s Table Games Business and, to the best of Seller’s knowledge, there are no claims, actions, proceedings or investigations pending or threatened against any employees of Seller’s Table Games Business. Seller has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has not engaged in any unfair labor practices. Seller has no Knowledge of any organizational effort presently made or threatened by or on behalf of any labor union with respect to employees of Seller’s Table Games Business.

4.17 Product Warranties and Recalls. Seller has made no express or implied warranties or guarantees with respect to the products marketed and/or sold or services rendered by it, other than those standard terms and conditions described, as required herein, on the attached Product Warranties Schedule. Each product sold or delivered and each service rendered by Seller has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no material liability or obligation for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product and service warranty claims set forth on the Latest Balance Sheet and to be set forth on the Closing Balance Sheet. Except as disclosed, as required herein, on the attached Product Recalls Schedule, there have been no product recalls, withdrawals or seizures with respect to any products marketed or sold by Seller with respect to Seller’s Table Games Business.

4.18 Insurance. Seller has in place policies of insurance in amounts and scope of coverage as disclosed, as required herein, on the Insurance Schedule. Each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy or accrued. Seller has not received any notice that any policy will be cancelled or will not be renewed nor has Seller received any written notice that cancellation or non-renewal is threatened nor any written notice that any material modification of the terms of policy of insurance will be or is threatened to be required as a condition of renewal. The insurance coverage for Seller’s Table Games Business is customary for well-insured businesses of similar size engaged in similar lines of business.

4.19 Compliance with Laws; Permits; Certain Operations. Except as disclosed, as required herein, on the attached Compliance Schedule:

(a) Seller has complied and is in compliance in all material respects with all applicable Laws (including gaming and Environmental and Safety Requirements) of foreign, federal, state, tribunal and local governments and all agencies and commissions thereof (including without limitation, any so-called independent gaming regulatory agencies) relating to the operation of Seller’s Table Games Business and no notices have been received by and, to the Knowledge of Seller, no claims have been filed against Seller alleging a violation of any such Laws;

(b) Seller has, with respect to Seller’s Table Games Business, complied with all applicable Laws (including, without limitation, the Americans with Disabilities Act) relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, non discrimination, collective bargaining and the payment of social security and other taxes;

(c) Seller holds all material permits, licenses, certificates, accreditations, approvals or other authorizations of foreign, federal, state, tribunal and local governmental agencies required for the conduct of Seller’s Table Games Business (including without limitation, pursuant to Environmental and Safety Requirements and ROHS), and the attached Compliance Schedule sets forth a list of all of such Gaming Compliance Schedule sets forth all Gaming Product Approvals. Seller is in compliance in all material respects with all terms and conditions of any such required permits, licenses, accreditations and authorizations and all such permits, licenses and authorizations may be relied upon by Buyer for lawful operation of Seller’s Table Games Business on and after the Closing without transfer, reissuance or other governmental action;

(d) Seller has not received any notice, report or information regarding any actual or alleged violation of, or any liability or potential liability arising under any gaming Law or any Environmental and Safety Requirements that relate to Seller’s Table Games Business, the Purchased Assets, or the Licensed Patents;

(e) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured or released any substance, including without limitation any petroleum or hazardous substance, or owned or operated any property or facility (and none of the Real Property is contaminated by any such substance) so as to give rise to liabilities or obligations pursuant to any Environmental and Safety Requirements and ROHS; and

(f) No officer, director, employee, consultant, advisor or agent of Seller has been or is authorized to make or receive, and Seller does not know of any of its officers, directors, employees, consultants, advisors or agents making or receiving, any bribe, kickback payment or other illegal payment at any time with respect to Seller’s Table Games Business.

4.20 Names and Locations. Except as disclosed, as required herein, on the attached Names and Locations Schedule, (i) during the five-year period prior to the execution and delivery of this

Agreement, Seller has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business with respect to Seller’s Table Games Business, other than the exact name under which it has executed this Agreement, and (ii) all of the Purchased Assets are located at the Seller’s address shown in Section 8.2.

4.21 Customers and Suppliers. The Customers and Suppliers Schedule attached hereto sets forth (a) a list of all of Seller's customers for Seller’s Table Games Business during the twelve (12) month period preceding the Closing Date and (b) a list of Seller's top ten suppliers (by volume of purchases from such suppliers), for Seller’s Table Games Business, for the fiscal years ended December 31, 2005 and December 31, 2006 and for the six-month period ended June 30, 2007. Seller has not received any oral or written notice from any such customer to the effect that, and Seller does not have any Knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying products from Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Seller has not received any oral or written notice from any supplier to the effect that, and Seller has no knowledge that, such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no suppliers of products or services to Seller that are material to Seller’s Table Games Business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

4.22 Inventory. Except as disclosed, as required herein, on the attached Inventory Exceptions Schedule, all of Seller’s inventory relating to Seller’s Table Games Business consists of a quantity and quality usable and salable in the Ordinary Course of Business consistent with past practice, is not obsolete, expired, defective or damaged, and is merchantable and fit for its intended use, subject only to the reserves for inventory write-downs or unmarketable, obsolete, defective or damaged inventory reflected in the Closing Balance Sheet, both as determined in accordance with GAAP consistently applied, and has been manufactured in conformity with all applicable laws and regulations.

4.23 Product Liabilities. Except as disclosed, as required herein, on the attached Product Liability Schedule, Seller has not had or has any liability (and, to the best of Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by Seller or with respect to any services rendered by Seller relating to Seller’s Table Games Business.

4.24 Capital Expenditures. The Capital Expenditures Schedule attached hereto sets forth, as used in or part of Seller’s Table Games Business, in reasonable detail (i) Seller's capital expenditure estimate (in both dollar amounts and classifications of expenditures) on a quarterly basis for the period from January 1, 2007 to August 31, 2007, (ii) the actual capital expenditures made by Seller (in both dollar amounts and classifications of expenditures) during the above period, and (iii) the actual capital expenditures made by Seller (in both dollar amounts and classifications of expenditures) prior to the Closing Date during the current fiscal year. To the best of Seller's Knowledge, the capital expenditures made for the current fiscal year as set forth on the Capital Expenditures Schedule, is intended to be reasonably sufficient for Seller to carry on its business as presently conducted and as proposed in the business plan made available to Buyer by Seller.

4.25 Promotions Programs. Except as disclosed, as required herein, on the attached Promotions Schedule, Seller has not initiated any promotion or discount, rebate, price reduction or similar programs relating to Seller’s Table Games Business during Seller’s fiscal year ending December 31, 2006, and no such programs relating to Seller’s Table Games Business are currently in effect.

4.26 Insolvency. No Seller is or is likely to become “insolvent”, nor, immediately prior to the Closing Date, was “insolvent”, as that term is defined in the Bankruptcy Code.

4.27 Affiliated Transactions. Except as disclosed, as required herein, on the Affiliated Transactions Schedule, no Insider is a party to any agreement, contract, commitment or transaction with Seller or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Table Games Business.

4.28 Disclosure. Neither this Agreement, nor in any Related Agreement, nor any of the Schedules attached hereto or thereto or to be delivered in connection herewith contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Despite any input from Buyer, each Schedule attached hereto, and each schedule or exhibit attached to any Related Agreement, was prepared solely by Seller, and Seller is fully and solely responsible for the content of each.

4.29 Projections. The projections by Seller as contained in the IM were prepared in good faith, and to the best of Seller’s Knowledge, Seller knows of no reason why any of said projections are materially inaccurate.

4.30 Labor. There are no WARN Act or similar notification or approval required by Seller in connection with this Transaction.

4.31 Game Replacement. Except as disclosed, as required herein, on the Game Replacement Schedule, there are (i) no game replacement or substitution obligations or requirements of Seller with respect to any Purchased Table Games for any Assumed Contract; and (ii) there are no options to purchase in favor of any third parties with respect to any Purchased Table Games under any Assumed Contract. As to any pre-existing obligations for Seller to install a replacement Table Game, pursuant to any agreement for a Sold Purchased Table Games: i) Buyer will make available to Seller at Buyer’s cost plus 30%, a replacement Table Game; ii) Seller will deal directly with the applicable customer; iii) Buyer will install, at Seller’s request and on Seller’s behalf, and at Buyer’s cost plus 30%, such replacement Table Game; iv) Buyer will not assume any liabilities under any agreements related to any Sold Purchased Table Games except as expressly listed on the Assumed Contracts Schedule; v) Seller will pay Buyer all amounts due Buyer under this Section 4.31 within 15 days of Buyer’s invoice to Seller; vi) Seller is fully responsible, at Seller’s sole expense, for any software upgrades and/or customizations, other than under an Assumed Contract; vii) Seller is fully responsible, at Seller’s sole expense, for any regulatory submissions; and vi) Seller hereby indemnifies, pursuant to Section 7.2, Buyer Indemnitees, for any Losses on account of any breach of any of Seller’s obligations under this Section 4.31.

4.32 Exploitation. (a) Except as disclosed, as required herein, on the Exploitation Schedule, Buyer shall have the full and unfettered worldwide right to sell, lease, license, sublicense market and exploit all rights to any of Seller’s Table Games Business, each Purchased Table Game and any Table Games Intellectual Property, without any limitation, restriction or obligation to any other Person; and ii) no third Person owns any rights in or to any Purchased Table Game or Table Games Intellectual Property. (b) All of the Patents listed on Schedule 4.32(b) have, prior to the Closing Date, already been exclusively licensed to IGT. (c) All of the Patents listed on Schedule 4.32(c) are subject to a purchase option.

4.33 Full Disclosure. To the Knowledge of Seller, except as disclosed, as required herein, on the Schedules hereto, Seller is not aware of any facts or circumstances, or allegations which if true, would be reasonably likely to constitute or result in a breach of any of the foregoing representations and warranties.

4.34 September 2007 Billings. Seller has fully and accurately invoiced and billed all customers for any Existing Installed Base in Seller’s Ordinary Course of Business, and without any reductions, credits or refunds; and in no event will the amount of the September 2007 Billings, as disclosed, as required herein, on the September 2007 Billings Schedule, be less than it was for August 2007, or less than the Baseline Revenue.

4.35 TCS. The Settlement Agreement and Release dated September 4, 2007, and attached to this Agreement as the TCS Schedule is the complete and entire agreement between Seller and TCS relating to the Purchased Table Games, is in full force and effect, has not been amended or modified, and is not subject to any demand, rescission, cancellation or termination claims.

4.36 Knowledge. As used herein, the term “Knowledge” means the actual state of knowing a thing or fact or that knowing that can or should be reasonably imputed, including the reasonable use of due diligence, inquiry and or investigation or thing or fact which, after any actual or reasonable due diligence, inquiry, and/or investigation should be known.

4.37 Allocation of Risks. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions in this Agreement, are intended among other things to allocate the economic cost and the risks inherent in the Transaction and accordingly, a party shall be entitled to the indemnifications or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether any employee, representative or agent of the party seeking to enforce such indemnification or any remedy knew or had reason to know of such breach, and such knowledge or reason to know of such breach shall not be a defense to any indemnification, or other claims, remedies, or defenses.

ARTICLE V

COVENANTS OF SELLER

5.1 Conduct of Seller’s Table Games Business Pending the Closing.

(a) Prior to the Closing Date, subject to any obligations except as required by applicable Law, as otherwise expressly contemplated by this Agreement, or with the prior written consent of Buyer, Seller shall:

(i) conduct Seller’s Table Games Business and maintain the Purchased Assets and the Licensed Patents in the Ordinary Course of Business and repair and continue normal maintenance, normal wear and tear excepted;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of Seller’s Table Games Business, and (B) preserve the present relationships with customers, suppliers and others having business relationships with the business of Seller’s Table Games Business;

(iii) only collect notes and accounts receivable in the Ordinary Course of Business;

(iv) maintain its books, accounts and records, pay expenses and payables, bill customers, collect receivables, purchase inventory, maintain the insurance policies it currently has in place and otherwise conduct its business in each case in the Ordinary Course of Business, unless otherwise specified in this Agreement; and

(v) (a) comply in all material respects with all legal requirements and material contracts to its operations and business, (b) maintain all existing licenses and permits applicable to its operations and business (if any) and (c) to pay all applicable Taxes (including all income Tax installments) as such Taxes become due and payable.

(vi) cooperate with Buyer and use its reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain all consents necessary for the consummation of the transactions contemplated by this Agreement and the Related Agreements;

(vii) promptly inform Buyer in writing of the occurrence or non-occurrence of any event known to the Seller which would cause the condition set forth in Section 3.1(a) hereof not to be satisfied or the breach of any covenant hereunder by the Seller (which disclosure shall in no way be deemed to amend or supplement any exhibit or schedule hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant hereunder); and

5.2 Negative Covenants of the Seller.

(a) Prior to the Closing Date, except as required by applicable Law, as otherwise expressly contemplated by this Agreement or the Related Agreements, or with the prior written consent of Buyer, Seller shall not:

(i) amend, modify or terminate any material contract of or related to Seller’s Table Games Business;

(ii) terminate any Assumed Contract, permit any Assumed Contract or fail to use commercially reasonable efforts to oppose any action by a third party to terminate any Assumed Contract;

(iii) sell, use, dispose of, convey or transfer, by bailment, consignment, warehousing, similar arrangement or otherwise, any Inventory, wherever located, other than in the Ordinary Course of Business;

(iv) send out any invoice or bill for goods sold, services rendered, lease payments due, or any other amounts becoming due in whole or in part on or after September 1, 2007 arising out of operation of Seller’s Table Games Business;

(v) except as expressly contemplated by this Agreement or the Related Agreements, knowingly take or omit to take any action which, individually or in the aggregate, could be reasonably anticipated to have a material adverse effect upon Seller’s Table Games Business, financial condition, operating results, employee relations, customer relations, assets, operations, rights or business prospects of the Seller;

(vi) knowingly take any action or omit to take any action that would require disclosure pursuant to Section 5.1(a)(vii) if each representation and warranty contained herein were remade as of the time of such action or omission;

(vii) make any loan or enter into any transaction with or distribute any other assets or property to any of its officers, directors, shareholders, Affiliates or other insiders, except for base salary and commissions paid to officers and employees in the Ordinary Course of Business;

(viii) relating to Seller’s Table Games Business, incur any Indebtedness, institute any material change in the conduct of the business or any change in its method of purchase, sale, lease, management, marketing, operation or accounting (including with respect to accounts receivable and inventory;

(ix) relating to Seller’s Table Games Business, sell, lease or otherwise dispose of any interest in any of the Seller’s material tangible or intangible assets, or permit any of the Seller’s material assets, property or equity securities to be subjected to any Lien;

(x) cause or permit the Seller to merge or consolidate with any other Person;

(xi) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, change any entity classification election, ether into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax;

(xii) pay an amount to any third party with respect to any liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the transactions contemplated hereby) other than in the Ordinary Course of Business;

(xiii) take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues;

(xiv) take any actions in violation of or which would reasonably be except to breach, Section 4.9 thereof;

(xv) commit to do any of the foregoing; or

(xvi) agree to do anything prohibited by this Section 5.2.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as follows:

6.1 Corporate Organization and Power. SMI is a corporation duly formed and validly existing under the laws of the State of Minnesota, with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

6.2 Authorization. The execution, delivery and performance of this Agreement and the Related Agreements to be executed and delivered by Buyer and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the Related Agreements. This Agreement and the Related Agreements contemplated hereby to be executed and delivered by Buyer constitute a valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

6.3 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the Transaction and no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transaction.

6.4 Brokerage. Except for arrangements for which Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s ability to perform under this Agreement or the consummation of the Transaction.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules attached hereto shall survive the Closing as follows:

(a) the representations and warranties in Section 4.11 (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (giving effect to any extensions or waivers thereof);

(b) the representations and warranties in Section 4.5 (Absence of Undisclosed Liabilities), Section 4.9 (Absence of Certain Development), all sections of Section 4.13 (Table Games Intellectual Property) (except for Sections 4.13(b)(i), 4.13(b)(ii), 4.13(b)(vii) and 4.13(b)(viii)), Section 4.19(e) (Compliance with Laws; Permits; Certain Operations); and Section 4.32 (Exploitation) shall terminate on December 31, 2013;

(c) the representations and warranties in Section 4.13(b)(vii), 4.13(b)(viii) (Intellectual Property Validity and Enforceability) shall terminate on December 31, 2016;

(d) the representations and warranties in Section 4.1 (Authorization), Section 4.2 (Authorization; No Breach), Section 4.10(a) (Purchased Assets and Licensed Patents), Sections 4.13(b)(i) and 4.13(b)(ii) (Intellectual Property Ownership and Non-Infringement); Section 4.36 (Knowledge), and Section 4.37 (Allocation of Risks) shall not terminate (the representations and warranties referred to in Sections 7.1(a), 7.1(b) , 7.1(c) and 7.1(d) are referred to herein as the “Fundamental Reps”);

(e) the representations and warranties in Sections 4.4 (Financial Statements), 4.14 (Litigation), 4.25 (Promotions Programs), 4.26 (Insolvency), 4.28 (Disclosure), 4.29 (Projections), 4.31 (Game Replacement), 4.33 (Full Disclosure), and 4.35 (TCS) shall terminate on December 31, 2011.

(f) all other representations and warranties in this Agreement, shall terminate on December 31, 2009.

provided that any representation or warranty in respect of which indemnity may be sought under Section 7.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement and the Schedules attached hereto shall survive for the periods set forth in this Section 7.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer or Seller, or the Knowledge of any of Buyer’s or Seller’s officers, directors, shareholders, employees or agents or the acceptance by Buyer or Seller of any certificate or opinion hereunder. Seller makes no representations or warranties other than set forth in this Agreement and the Schedules attached hereto and in any Related Agreement and the Exhibits and Schedules therein. Buyer makes no representations or warranties other than set forth in this Agreement.

7.2 General Indemnification.

(a) Indemnification for Benefit of Buyer. Seller shall fully indemnify Buyer and Buyer’s officers, directors, heirs, employees, agents, representatives, successors and assigns, and each of its and their respective officers, directors, heirs, employees, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”), and save and hold each of the Buyer Indemnitees harmless against and pay on behalf of or reimburse such Buyer Indemnitees as and when incurred for any Losses (including, without limitation, Seller’s payment, when otherwise due by any Buyer Indemnitee, of any of Buyer Indemnitee’s attorney’s fees or legal costs) which any such Buyer Indemnitee may suffer, sustain, have alleged against, or become subject to, as a result of, in connection with, relating or incidental to by virtue of, arising out of, or from (i) any breach of any representation or warranty of Seller in or under this Agreement, in any Related Agreement or in any of the Schedules attached hereto or thereto, or in any of the certificates or other instruments or documents furnished to Buyer by Seller pursuant to this Agreement, (ii) any nonfulfillment or breach of any covenant, obligation, or agreement by Seller under or in this Agreement, any Related Agreement, or any of the Schedules attached hereto or thereto, (iii) any liability or obligation of Seller or any Loss related thereto arising from any Excluded Liability,, and (iv) any of the matters set forth on the Indemnification Schedule attached hereto (the items in (i) through (iv) are individually and collectively referred to herein as a “Buyer Indemnitee Claim”).

(b) Indemnification for Benefit of Seller. Buyer shall fully indemnify Seller and Seller’s officers, directors, heirs, employees, agents, representatives, successors and assigns, and each of its and their respective officers, directors, heirs, employees, agents, representatives, successors and assigns (collectively “Seller Indemnitees”) and hold them harmless against any Losses which any Seller Indemnitee may suffer, sustain, have alleged against, or become subject to, as the result of, in connection with, relating or incidental to, by virtue of, arising out of, or from (i) any breach of any representation or warranty of Buyer in or under this Agreement, any Related Agreement, or any of the Schedules attached hereto or thereto, or in any of the certificates or other instruments or documents furnished to Seller by Buyer pursuant to this Agreement, or (ii) any nonfulfillment or breach of any covenant, obligation or agreement by Buyer under or in this Agreement, any Related Agreement, or any of the Schedules attached hereto or thereto (the items in (i) and (ii) are individually and collectively referred to herein as a “Seller Indemnitee Claim”).

(c) Manner of Payment; Set-Off. Any indemnification of the Buyer Indemnitees or Seller Indemnitees pursuant to this Section 7.2 shall be effected by wire transfer of immediately available funds from Seller or Buyer, as the case may be, to an account designated by Buyer or Seller, as the case may be, within 10 days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate from the date any such Loss is suffered or sustained to the date of payment. Buyer shall be entitled to (but shall not be required to) set-off the amount of any Buyer Indemnitee Claim (or as applicable, Buyer’s good faith valuation of same) against any amount due or otherwise payable to Seller under this Agreement or any Related Agreement (“Set-Off”), in accordance with the following priority, and without prior demand: (i) first, by setting off against any Contingent Purchase Price Payments otherwise due and payable to Seller pursuant to Section 2.7 hereof as specified therein; and (ii) second, by setting off against any other amounts otherwise due and payable by Buyer to Seller. Buyer’s exercise of its rights of Set-Off under this Agreement shall not limit or restrict, subject to the Cap (as defined in Section 7.2(e) below), Buyer’s other legal or equitable rights or remedies under any other provision of this Agreement, any Related Agreement, or otherwise by operation of Law. All indemnification payments under this Section 7.2 shall be deemed adjustments to the Purchase Price set forth in Section 2.3(a) above. Prior to any Set-Off, Buyer shall provide 15 days written notice to Seller. The receipt of any such notice of Set-Off shall not be a waiver of Seller’s right to dispute same, but Seller shall not have the right to prevent or enjoin any Set-Off.

(d) Defense of Claims. Any Party making a claim for indemnification under this Section 7.2 (an “Indemnitee”) shall notify the indemnifying Party (an “Indemnitor”) of the claim in writing and, if by a third party, promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it; and, in all events, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall defend such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and (subject to the limitations set forth below) shall assume the defense thereof by appointing an AV rated counsel experienced in the subject matter of such claim reasonably acceptable to the Indemnitee (and in connection therewith, if the action, lawsuit, proceeding, investigation or other claim involves Intellectual Property issues, then the parties shall select, unless they are both unavailable, one of: Greg Whitehair, now of Gibson Dunn and Crutcher LLP, or Barry Irwin now of Kirkland & Ellis LLP) to be the lead counsel in connection with such defense; provided further that, as a prior condition to the Indemnitor assuming control of such defense, the Indemnitor must: (x) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all Losses relating to such claim for indemnification and that it is and will provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (y) confirm that it agrees that it unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding or investigation; and provided further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that, as long as the Indemnitor is defending, at its sole cost, and paying all legal fees and litigation costs and expenses of the Indemnitee, the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor assumes, as requested in this Section 7.2, control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor); but further, if Indemnitor is in breach of any provision in this Agreement, then, notwithstanding any other provisions contained in this Agreement, the Indemnitee shall have the right to control the defense and settlement of such claim, with counsel of its own choosing, and all at Indemnitor’s sole expense;

(ii) the Indemnitor shall not be entitled to assume control of such defense and shall, as incurred by the Indemnitee, pay the legal fees and litigation expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation, future business prospects, or any regulatory licenses, Gaming Permits, or Gaming Product Approvals; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (E) the Indemnitee reasonably believes that the Loss relating to such claim for indemnification could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Section 7.2; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation: (v) there is any risk or jeopardy to any Gaming Permit or Gaming Product Approval held by the Indemnitee; (w) injunctive or other equitable relief will be imposed against the Indemnitee; (x) such settlement does not expressly, finally and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without any prejudice to the Indemnitee; (y) such settlement involves the Indemnitee relinquishing, limiting, or reducing any of its rights under this Agreement or any Related Agreement; or (z) any settlement adversely affects the economic value of any of Seller’s Table Games Business, the Purchased Assets, the Licensed Patents or any other part of or Intellectual Property owned by Buyer.

(e) With respect to any Buyer Losses, Seller’s maximum indemnification obligation under this Section 7.2 (the “Cap”) shall be $7.5 million; provided however that any attorneys’ fees, court costs, or other litigation expenses related to any Buyer Indemnittee Claim shall be excluded from and not part of any Cap; and further, provided, however, there shall be no maximum indemnification Cap or limit on any Buyer Indemnittee Claims related to any Losses related to actual fraud by Seller or any rescission claims of this Agreement by Buyer or any breach of the representations and warranties in Sections 4.1, 4.2 and 4.13(b)(i); and furthermore, the maximum Cap with respect to any Losses relating to any claim of breach of any of the Fundamental Reps, except for those in Sections 4.1, 4.2 and 4.13(b)(i), shall be the aggregate and total Purchase Price. Buyer’s indemnification, Set-Off and other rights and remedies set forth in this Agreement and in any Related Agreement or otherwise by Operation of Law shall be Buyer’s sole rights and remedies for any Buyer’s Losses.

(f) With respect to any Seller Losses, Seller’s indemnification rights set forth in this Agreement shall be Seller’s sole right and remedy, and the maximum indemnification obligations of Buyer for any of Seller’s Losses shall be $1.0 million, excluding attorneys fees, court costs or other litigation expenses related to any Seller Indemnitee Claim, except there shall be no maximum amount of Losses for any breach by Buyer of Section 6.2, nor shall there be any maximum amount on any Contingent Purchase Price Payments which Seller may otherwise by entitled to under Section 2.7 hereof, but in no event shall any liability or obligation of Buyer under this Agreement or any Related Agreement include any lost profits of Seller, or any unforeseeable, speculative, non sequential, exemplary or punitive damages of Seller. In no event shall Seller have any right to rescind either this Agreement or the Progressive License.

7.3 Press Release and Announcements. Subject to any applicable Laws, each of Buyer and Seller shall issue its own press release regarding the Transaction.

7.4 Expenses. Except as otherwise expressly provided in Section 7.5 below, each Party hereto shall pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the Transaction. Without limiting the foregoing, each Party shall pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other Party’s obligation to consummate the Transactions.

7.5 Further Transfers; Transition Assistance. Both prior to and after Closing, Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action (including without limitation, all documents described or required under Section 2.4(b) as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer, as contemplated by this Agreement, to Buyer of the Purchased Assets, the license of and security interest in the Licensed Patents, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of Seller’s Table Games Business (including with respect to obtaining and maintaining all Gaming Permits, Gaming Product Approvals, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights (including ownership) in the Purchased Assets, its license of the Licensed Patents, and its ability to conduct Seller’s Table Games Business (collectively “Instruments of Conveyance”). Seller hereby designates Buyer as Seller’s attorney in fact and law for the purposes of executing any Instruments of Conveyance not timely executed by Seller. Following the Closing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to Seller’s Table Games Business; provided that each Party shall reimburse the other Party for such other party’s reasonable out-of-pocket expenses in connection therewith. Seller agrees that subsequent to the Closing, it shall refer all customer inquiries with respect to the Table Games Business to Buyer.

7.6 Confidentiality. After the Closing, Seller shall maintain as confidential and shall not use or disclose (except as required by Law, court process or by obligation pursuant to any listing agreement with any securities exchange or automated inter-dealer quotation system, or as authorized in writing by Buyer) any Confidential Information. In the event Seller is required by Law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable Law. Notwithstanding the foregoing, Seller may permit access to Confidential Information to those of its employees, lenders, prospective lenders, prospective investors, agents or authorized representatives having a need to know and party to a confidentiality agreement with Seller which covers such information.

7.7 Sales and Transfer Taxes. Seller, on the one hand, and Buyer, on the other hand, shall each pay fifty percent (50%) of all sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar Taxes that may be imposed on the sale and transfer of the Purchased Assets (including any stamp, duty or other Tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the Table Games Intellectual Property), together with any and all penalties, interest and additions to Tax with respect thereto. Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such Taxes described in the immediately preceding sentence. Buyer and Seller shall cooperate in providing each other with appropriate resale exemption certification and other similar Tax and fee documentation.

7.8 Confidentiality Agreements. Seller shall use commercially reasonable efforts to obtain the return or destruction as promptly as possible of all Confidential Information regarding Seller’s Table Game Business delivered to prospective buyers, will not release any prospective buyers from their obligations under any such confidentiality agreements, and, within 60 days of the Closing will provide Buyer with a certificate describing the status of the return or destruction of all Confidential Information provided to such prospective buyers.

7.9 Covenant Not to Compete, Solicit or Hire.

(a) Seller hereby acknowledges that it is familiar with Seller’s Table Games Business, its trade secrets and other Confidential Information. Seller acknowledges and agrees that, except as it relates to Seller’s providing of Systems, Buyer would be irreparably damaged if Seller, or any acquirer of Seller or of Seller’s business (an “Acquirer”), were to engage in the Table Games Business or to provide services to or otherwise participate in the business of any Person competing with the Table Games Business, or to itself compete with Buyer in the Table Game Business and, in any such event, that any such competition by Seller, or any Acquirer would result in a significant loss of goodwill by Buyer in respect of Seller’s Table Games Business being acquired by Buyer. Seller further acknowledges and agrees that the covenants and agreements, and Seller’s and any Acquirer’s present and future adherence thereto, all as set forth in this Section 7.9 were, are, and continue to be a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller or any Acquirer breached the provisions of this Section 7.9. Therefore, in further consideration of the amounts to be paid hereunder in connection with the Transaction and the goodwill of Seller’s Table

Games Business sold and licensed in connection therewith, Seller agrees that for a period of seven (7) years following the Closing Date, Seller shall not, and shall cause any of such Person’s Affiliates not to, directly or indirectly, either for itself, himself or herself or through any other Person, engage in, participate in, or permit such Person’s name to be used by any enterprise engaging in the types of activities performed by or otherwise compete in or with the Table Games Business and/or any related designing, licensing, leasing, developing, manufacturing, packaging, marketing, distributing or selling of those services and products that constitute the Table Games Business, anywhere in the world (the “Seller’s Non-Compete Agreement”) (it being understood and agreed that nothing herein will prevent Seller, subject to any applicable terms and conditions of this Agreement or any Related Agreement, from engaging in System sales and licenses, except as set forth below). Notwithstanding the foregoing, only with respect to any third party Acquirer, Seller’s Non-Compete Agreement shall last: (x) respecting any felt or progressive Table Games, for a period equal to the greater of four (4) years from the Closing Date or three (3) years of the date of closing of any such acquisition of Seller, but in neither event longer than six (6) years following the Closing Date and (y) respecting any electronic Table Game, there shall be no covenant not to compete; further provided that, such third party Acquirer can continue its existing bona fide Table Game Business in the same form, scope and manner as existed six (6) months prior to the date of closing of any acquisition of Seller, provided that at the time of any such acquisition and thereafter, such Acquirer does not and is not infringing any of the Table Games Intellectual Property or any of Buyer’s other Intellectual Property and does not challenge (and is not challenging) the enforceability of any of the Table Games Intellectual Property or Buyer’s other Intellectual Property. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venturer, franchisor, franchisee, executive, consultant or otherwise (other than by ownership of less than ten percent (10%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any Person. Seller agrees that the Seller’s Non-Compete Agreement is reasonably designed to protect Buyer’s substantial investment and is reasonable with respect to its duration, geographical area and scope. If any provision of this Section 7.9(a) violates any Law, Seller shall not be liable for any Loss suffered by Buyer, except to the extent that any such Loss is caused by the conduct of Seller.

(b) Notwithstanding anything contained herein to the contrary and in addition to and as separate limitations, restrictions and obligations on Seller and any Acquirer as those contained in Section 7.9(a), neither Seller nor any Acquirer: (x) shall, until the expiration of all patents within the Table Games Intellectual Property, and regardless of whether or not any Table Games Intellectual Property or any such Table Game is invalid, expired, not in effect or not available for protection in a particular country, develop, (whether internally or externally), lease, license, sell, market, exploit, manufacture, use, or otherwise exploit any Table Game that embodies or practices any game play methods or game play rules that are the same or substantially similar to any game play methods or game play rules of any Purchased Table Games; (y) for the longer of the life of all of the Table Games Intellectual Property or all of Buyer’s other Intellectual Property, develop (whether internally or externally), lease, license, sell, market, exploit, manufacture, use, or otherwise exploit any Table Game that infringes upon any of Buyer’s other Intellectual Property or any of the Table Games Intellectual Property; or (z) for a period of 10 years from the Closing Date, challenge any of Buyer’s Intellectual Property or any of the Table Games Intellectual Property.

(c) For so long as Seller has continuing obligations under Section 7.9(a) above, Seller shall not directly, or indirectly through another Person, (i) induce or attempt to induce any employee of Seller’s Table Games Business to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any such employee, (ii) hire any person who was an employee of Buyer in respect of Seller’s Table Games Business at any time during the six-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid disputes under this Section 7.9(c) that any such hiring within such six-month period is in violation of clause (i) above), or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Seller’s Table Games Business in order to induce or attempt to induce such Person to cease doing or decrease their business with Buyer in respect of Seller’s Table Games Business, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer in respect of Seller’s Table Games Business (including making any negative statements or communications about Buyer).

(d) Without limiting the foregoing, Seller and any Acquirer, covenant and agree that for ten (10) years from the Closing Date, Seller and such Acquirer shall not, without Buyer’s prior written consent, grant any license or covenant not to sue, or sell, license or lease any copy of the System for use in connection with any Purchased Table Game or any Table Game owned or offered by Buyer, in each case to the extent any such Table Game is covered by any Intellectual Property of Buyer.

(e) If, at the time of enforcement of any of the provisions of this Section 7.9, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. The Parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

(f) If Seller or any Acquirer (the “Restricted Persons”): w) breaches; x) threatens to commit a breach of; y) challenges or contests, in any way, either directly or indirectly; or z) assists any Person who is so challenging or contesting, any of the provisions of this Section 7.9 (the “Restrictive Covenants”), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and

(ii) The right and remedy to require the Restricted Persons to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by the Restricted Persons as the result of any transactions constituting a breach of the Restrictive Covenants; and

(iii) Buyer’s continuing obligation to make any current or future Contingent Purchase Price Payments or any current or future Minimum Contingent Purchase Price Payments (for purposes of this Section 7.9(f)(iii), collectively, “Payments”) shall immediately be suspended pending the arbitration described below; provided, however, prior to Buyer withholding any Payment on account of this Section 7.9(f)(iii), Buyer shall provide 15 days’ written notice thereof to Seller. The receipt of any such notice shall not be a waiver of Seller’s right to dispute same, but Seller shall not have the right to prevent or enjoin Buyer from withholding any such Payment. In the event that Buyer believes that a breach of any Restrictive Covenant has occurred, then Seller shall have the right to seek expedited arbitration, pursuant to the applicable terms and condition of Article VIII hereof, as to whether or not any Restricted Person has so breached any Restrictive Covenants, and Buyer agrees to fully cooperate with Seller in seeking such expedited arbitration. In the event that an arbitrator rules that no Restrictive Covenant has been breached by a Restricted Person, then Buyer shall immediately recommence making any Payments, including any withheld or past due Payments, along with the Applicable Rate. In the event that an arbitrator rules that a Restricted Person has violated any Restrictive Covenant, then any obligation to pay any suspended, current or future Payment shall be forgiven, discharged and released; provided, however, that Seller shall, one time only, have the right to cease performing any acts or omissions which violate any Restrictive Covenant and, in such event, Buyer shall recommence making the Payments, less Buyer’s Losses resulting from the Restricted Person’s breach of the Restrictive Covenant. If there is any second violation of any Restrictive Covenant, as determined by an arbitrator, then under no conditions shall any suspended, current, or future Payment be recommenced, and Buyer’s obligations with respect to making any further Payments shall be forever forgiven, discharged and released.

(g) Nothing in this Agreement shall prevent or prohibit Buyer from: (i) selling, leasing or licensing products that have functionality that is similar to, identical to, or overlap with functionality in any of the Excluded Assets; or (ii) selling, leasing, or licensing products which are the same as, substantially similar to, or compete with any Purchased Table Game. For purpose of clarity the foregoing does not permit Buyer to use the Licensed Patents outside of the Field of Use.

(h) Nothing contained in this Section 7.9 shall constitute or imply a license, at any time, to Seller or any Acquirer for any of the Table Games Intellectual Property.

(i) The restrictions and limitations contained in this Section 7.9 are separate from and shall in no way reduce or modify, or be reduced or modified by any provisions in the Progressive License.

7.10 Property Expense Apportionment. As needed and except as otherwise set forth in this Agreement, the following items (the “Prorated Amounts”) relating to the Purchased Assets shall be apportioned in an Equitable Manner as of the Closing Date so that the income and expense items with respect to the period up to and including the Closing Date, without regard to when the same are payable, shall be for Seller’s account and the income and expense items with respect to the period after the Closing Date shall be for Buyer’s account: Personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the tax rate or assessment is fixed for any fiscal year, the apportionment of such taxes at the Closing shall be based upon a reasonable estimate mutually agreed upon by Buyer and Seller; provided that Buyer and Seller shall recalculate and reprorate said taxes and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for any such fiscal year.

For purposes of this Section 7.10, the term “Equitable Manner” shall mean that Seller shall be allocated such items based on a fraction, the numerator of which is the number of days in the applicable taxable or fiscal period prior to the Closing Date and the denominator of which is the total number of days in such taxable period, and Buyer shall be allocated the remainder.

7.11 [INTENTIONALLY OMITTED].

7.12 Regulatory. Due to the highly regulated nature of Buyer’s and Seller’s business, both prior to and after execution of this Agreement, each Party shall have the right to perform such due diligence on the other as may be required by any gaming regulators in those jurisdictions where either Party possesses any licenses, or such due diligence as either Party believes it is required to conduct. Both prior to and on an on ongoing basis, each Party shall fully and reasonably cooperate with the other related to such due diligence. Notwithstanding any of the provisions contained in this Agreement to the contrary, either Party shall have the right to immediately terminate any ongoing relationship (including without limitation this Agreement) with the other if such other Party takes any action or fails to take any action that jeopardizes any of the other Party’s Gaming Permits, licenses or approvals, or in the event that such Party’s relationship with the other in any way jeopardizes or puts at risk any of such Party’s Gaming Permits, licenses or approvals, but any such termination shall not, in any way, alter, reduce, modify or amend any of the rights granted to either Party in this Agreement or in any Related Agreement, nor Buyer’s ownership of all right, title and interest in and to the Purchased Assets, or to any of Buyer’s rights pursuant to the Progressive License.

7.13 Gaming Products Approval. For any Gaming Product Approvals applicable to both the Purchased Table Games and an Excluded Asset, Seller shall use commercially reasonable effort to transfer such Gaming Products Approval to the maximum extent possible, including by segregating or partially assigning such Gaming Products Approval to the extent allowable by the applicable gaming, certifying agency, governmental, regulatory or lab authority.

7.14 Errors in Listing of Purchased Assets. To the extent there is any item inadvertently missing from a Schedule listing any Purchased Asset that results in a breach of Seller’s representation and warranty in Section 4.10(a), Seller shall promptly, but in no event more than within two (2) business days, notify Buyer of such missing item, and thereafter transfer such missing item to Buyer upon Buyer’s request. In such event, Buyer shall nonetheless maintain all of its rights and remedies contained in this Agreement.

7.15 License Back. Effective upon the Effective Date, Buyer grants to Seller, limited to the Seller’s Field of Use, a fully paid-up, royalty-free, non-transferable (except to any Acquirer), non-assignable and non-sub-licensable (except to Legal Gaming Venues) world-wide and non-exclusive license to develop, make, have made, use, sell, distribute, offer for sale, lease, import, export or otherwise dispose of Systems that practice any Purchased Table Game Intellectual Property (the “License Back”). The License Back shall continue through and until the expiration of all of the Purchased Table Games Intellectual Property.

7.16 Newly Acquired Table Games Intellectual Property. Should, for a period of ten (10) years after the Closing Date, Seller becomes the owner, by operation of law or by contract, of any Table Games Intellectual Property, Buyer shall have, for at least 10 business days, a first right of refusal thereon, and Seller shall not sell or license such Table Games Intellectual Property to any third party Person without first offering same to Buyer; and if Buyer declines same, Seller shall not sell or license such Table Games Intellectual Property to any third party Person on terms more favorable to such Person without Seller again offering same to Buyer for at least 10 business days. In no event, during the non-compete period in Section 7.9 shall Seller or any Acquirer exploit such Table Games Intellectual Property. Nothing contained in this Section 7.16 shall be deemed a waiver or modification of any of Seller’s or any Acquirer’s limitations, restrictions or obligations contained in Section 7.9 hereof.

7.17 Conflicts. Seller hereby agrees to consider, reasonably and in good faith, waiving any conflicts of interest for attorneys Bob Purcell and Chad Miller to represent Buyer respecting any Purchased Table Games Intellectual Property, except with regard to any claims against Seller.

7.18 Service Transition Period. For a period of thirty (30) days from the Effective Date, in North America and any other location where Seller has service personnel, when Seller receives a service call from a customer, then Seller, at Buyer’s option, shall:

(a) Send a Seller technician to service the subject Table Game, for which Buyer shall compensate Seller’s technician at its Ordinary Course of Business standard hourly rate; and

(b) Notify Buyer’s service personnel of the service call and allow a Buyer technician to accompany a Seller technician on the service call.

7.19 Prior Patent Licenses. As of the Closing Date, PGIC’s license to U.S. Patents 5,393,067, 5,472,194, 5,417,430, and 5,544,892 and any other Patents in their families, as provided in that certain Non-Exclusive License Agreement dated December 28, 1999, is hereby terminated. PGIC represents and warrants that, prior to the Closing Date, and except to Legal Gaming Venues in its Ordinary Course of Business, it has not sub-licensed, transferred or assigned any of its rights to the Patents listed in this Section 7.19 to any other Person.

7.20 Prior License Agreement. As of the Closing Date, PGIC’s licenses to the Intellectual Property comprising the game “Bahama Bonus” and to the game “Bahama Bonus,” as provided in that certain Exclusive License Agreement dated December 28, 1999, is hereby terminated. PGIC represents and warrants that, prior to the Closing Date, and except to Legal Gaming Venues in its Ordinary Course of Business, it has not sub-licensed, transferred or assigned any of its rights relating to the Intellectual Property of the game described in this Section 7.20 to any other Person.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that (i) any such amendment or waiver shall be binding upon Seller only if set forth in a writing executed by Seller and referring specifically to the provision alleged to have been amended or waived, and (ii) any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among the parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement and a waiver of any provision by any party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

8.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Seller and Buyer shall be sent to the addresses indicated below:

Notices to Seller:

PGIC

920 Pilot Road

Las Vegas, NV 89119

Telecopy No. (702) 263-1681

Attn: Rob Ziems, Executive Vice President and General Counsel

Email: rob.ziems@pgicorp.net

with a copy to:

(which shall not constitute notice to Seller)

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121

Telecopy No. (858) 550-6420

Attn: Steven M. Przesmicki, Esq.

Email: przes@cooley.com

Notices to Buyer:

Shuffle Master, Inc.

1106 Palms Airport Drive

Las Vegas, NV 89119

Telecopy No. (702) 270-5326

Attn: Jerry Smith, Senior Vice President and General Counsel

Email: jsmith@shufflemaster.com

with a copy to:

(which shall not constitute notice to Buyer):

Kirkland & Ellis LLP

200 East Randolph

Chicago, Illinois 60601

Telecopy No. (312) 861-2200

Attn: Barry Irwin, Esq.

Email: birwin@kirkland.com

8.3 Assignment.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, acquirers, permitted assigns, and Affiliates, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either Party without the prior written consent of the other Party, except to a Person who acquires control of the assigning Party, but provided such Person’s rights are subject to the non-assigning Party’s rights hereunder and further, that such Person shall be obligated under the provisions of Section 7.9(a) hereof.

(b) In addition, notwithstanding the foregoing, either Party may assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Purchased Assets and the obligation to assume the Assumed Liabilities) to one or more of its Affiliates, and such Party may, in its sole discretion, direct the other Party to convey the Purchased Assets, in whole or in part, to one or more of its Affiliates. Either Party may assign this Agreement and its rights and obligations hereunder in connection with a merger or consolidation involving such Party or in connection with a sale of stock (or other ownership interests) or assets of such Party or other disposition of all or any portion of the Seller’s Table Games Business. Either Party may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lender(s) as collateral security, subject, in each case, to Buyer’s rights hereunder and in any Related Agreement.

8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

8.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant. The fact that certain language was in draft of this Agreement but is not in the final version of this Agreement shall not be given any interpretative meaning.

8.6 Entire Agreement. This Agreement, the Related Agreements, and the other agreements and documents referred to herein contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and, except as otherwise provided herein, supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. No Party has entered into this Agreement based on or as a result of any promise, understanding, agreement, representation or warranty of the other Party, unless any of same are expressly stated, in writing, in this Agreement as an agreement, representation or warranty of said other Party.

8.7 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

8.8 Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND

ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. IT SHALL BE A MATERIAL BREACH OF THIS AGREEMENT IF EITHER SELLER OR BUYER CHALLENGES, OBJECTS TO, OR VIOLATES ANY PROVISION IN THIS SECTION 8.8.

8.9 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted and prepared by one of the Parties, Buyer and Seller confirm that each of it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

8.10 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, notwithstanding the provisions of Section 8.16 hereof, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 8.8 above), in addition to any other remedy to which they may be entitled, at law or in equity.

8.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

8.12 No Relationship. This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or fiduciary relationship between Seller and Buyer. Neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third Persons.

8.13 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Seller agree to indemnify Buyer against all Losses which Buyer may suffer due to the failure to so comply or to provide notice required by any such law.

8.14 Schedules. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. However, nothing in any Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception (i) to a representation or warranty unless such representation or warranty calls for exceptions set forth on the Schedules, or (ii) to any other representations or warranties made in this Agreement unless such exception is disclosed as provided herein on each such other applicable Schedule.

8.15 Bankruptcy Code Section 365(n). The license for the Licensed Patents referred to herein shall be deemed a license of “intellectual property’ and the agreement shall be deemed an “executory contract” for purposes of the United States Code, Title 11, Section 365(n). In the event of the bankruptcy of a Party and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by a Party as a debtor-in-possession, or in the event of a similar action under applicable law, the other Party may elect to retain its license right under this Agreement, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

8.16 Submission to Jurisdiction. Subject to the provisions of Section 8.10 hereof, each of the parties submits to the exclusive jurisdiction of binding arbitration under the American Arbitration Association and the courts located in the borough of Manhattan in the State of New York for any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined, initially in such a binding arbitration proceeding, and, as required, with any judgment to be filed with and enforced by any appropriate court in the borough of Manhattan in the State of New York. Subject to the provisions of Section 8.10 hereof and except for the purposes of enforcing and arbitration award, and the order of a New York court determines that it does not have the power to enforce such an arbitration award, a Party shall not bring any action or proceeding arising out of or relating to this Agreement in any other forum. Nothing in this Section 8.16, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. It shall be a material breach of this Agreement if either Seller or Buyer challenges, objects to or violates any provision of this Section 8.16.

8.17 Prior Agreements. In the event of any conflict between the terms and conditions of this Agreement, on the one hand, and the terms and conditions of the Settlement Agreement, including all exhibits to said Settlement Agreement, dated as of December 20, 1999, between SMI, PGIC and Mikohn Gaming Corporation, on the other hand, then the terms and conditions of this Agreement shall control and apply. The Parties further agree that this Agreement shall also serve as a release of any past claims, now known or unknown, between the Parties, other than as created or as exist in or under either this Agreement or any Related Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date and year first written above.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION (“PGIC”) and on behalf of its Affiliates and Subsidiaries (“Seller”)

By	/s/ Robert B. Ziems

Printed Name:	Robert B. Ziems

Title:	Executive Vice President, General Counsel and Secretary

PROGRESSIVE GAMES, INC. (“PGI”) and on behalf of its Affiliates and Subsidiaries (“Seller”)

By	/s/ Robert B. Ziems

Printed Name:	Robert B. Ziems

Title:	Executive Vice President, General Counsel and Secretary

SHUFFLE MASTER, INC. (“SMI”) and on behalf of its Affiliates and Subsidiaries (“Buyer”)

By	/s/ Jerry Smith

Printed Name:	Jerry Smith

Title:	Senior Vice President and General Counsel and an authorized signatory